Exhibit 10.6
REVOLVING CREDIT AGREEMENT
dated as of June 16, 2010
among
FORTEGRA FINANCIAL CORPORATION AND
LOTS INTERMEDIATE CO.,
as Borrowers
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Book Manager

i

TABLE OF CONTENTS

Page
Schedules
Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II	—	Revolving Commitment Amounts
Schedule 3.1	—	Post-Closing Obligations
Schedule 4.16	—	Subsidiaries
Schedule 4.21	—	Owned and Leased Real Property
Schedule 4.22	—	Material Agreements
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments
Schedule 7.7	—	Transactions with Affiliates
Schedule 7.8	—	Restrictive Agreements

Exhibits
Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Pledge Agreement
Exhibit C	—	Form of Revolving Credit Note
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Form of Subsidiary Guarantee Agreement
Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.5	—	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(vi)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(ix)	—	Form of Officer’s Certificate
Exhibit 5.1(f)	—	Form of Compliance Certificate

REVOLVING CREDIT AGREEMENT
          THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2010, by and among FORTEGRA FINANCIAL CORPORATION, a corporation incorporated under the laws of the State of Georgia (“Fortegra”), and LOTS INTERMEDIATE CO., a corporation incorporated under the laws of the State of Delaware (“LOTS”, and together with Fortegra, each a “Borrower” and collectively the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and SunTrust Robinson Humphrey, Inc., as Sole Lead Arranger and Bookrunner (the “Arranger”).
WITNESSETH:
          WHEREAS, the Borrowers have requested that the Lenders establish a $35,000,000 revolving credit facility in favor of the Borrowers; and
          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Revolving Commitments as defined herein, are willing severally to establish the requested revolving credit facility in favor of and severally to make the term loans to the Borrowers.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders and the Administrative Agent agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
          Section 1.1. Definitions.
          In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
          “Additional Lender” shall have the meaning given to such term in Section 2.21.
          “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
          “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.
          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

          “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $35,000,000.
          “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
          “Annual Statement” shall mean the annual statutory financial statement of any Regulated Insurance Company required to be filed with the Applicable Insurance Regulatory of the jurisdiction of incorporation or organization of such Regulated Insurance Company, which statement shall be in the form required by the state in which such Regulated Insurance Company is domiciled or, if no specific form is so required, in the form of financial statements permitted by such Applicable Insurance Regulatory Authority to be used for filing annual statutory financial statements and shall contain the type of information required and/or permitted by such Applicable Insurance Regulatory Authority to be disclosed therein, together with all exhibits or schedules filed therewith.
          “Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (a) each state or other jurisdiction in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or other jurisdiction in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created that that asserts regulatory jurisdiction over such Regulated Insurance Company.
          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.
          “Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on such date, or the letter of credit fee on such date, as the case may be, a percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the date on which the Borrowers deliver the financial statements required by Section 5.1(a) or (c) and the Compliance Certificate required by Section 5.1(f); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2010 are required to be delivered shall be at Level III as set forth on Schedule I.
          “Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the date on which the Borrowers deliver the financial statements required by Section 5.1(a) or (c) and the Compliance Certificate required by Section 5.1(f); provided further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level III as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2010 are required to be delivered shall be at Level III as set forth on Schedule I.
          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arranger” shall mean SunTrust Robinson Humphrey, Inc.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
          “Availability Period” shall mean the period from the Closing Date to the Maturity Date.
          “Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

          “Borrowers” shall have the meaning in the introductory paragraph hereof.
          “Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean for any period, without duplication, all expenditures for property, plant and equipment and other capital expenditures of the Borrowers and their Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrowers for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include: (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) to the extent financed with the proceeds from the sale of assets, in each case to the extent such proceeds or awards are not required to prepay the Obligations pursuant to Section 2.10, (b) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) interest capitalized during such period, (d) expenditures made with any Permitted Equity Issuance, and (e) acquisitions permitted by Section 7.4 but only to the extent that such acquisitions are deemed to be capital expenditures pursuant to GAAP; provided further, that the purchase prices referred to in clause (b) above will not be included in Capital Expenditures to the extent the total aggregate amount of all such purchase prices do not exceed $1,000,000 in any fiscal year of the Borrowers.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

          “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrowers to any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof) other than pursuant to a merger, consolidation, acquisition or sale of assets permitted under Sections 7.3, 7.4 and 7.6, (ii) (a) prior to the date of an initial public offering by Fortegra or a direct or indirect parent of Fortegra, if Summit Partners, its Affiliates and its related co-investors in the Borrowers fail to own 51% or more of the outstanding voting Capital Stock of Fortegra or (b) on or after the date of an initial public offering by Fortegra or a direct or indirect parent of Fortegra, the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or entity or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than any group of which Summit Partners and its Affiliates and its related co-investors in the Borrowers holds 51% or more of the outstanding voting Capital Stock held by such group, of 25% or more of the outstanding shares of the voting Capital Stock of Fortegra, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Fortegra by persons or entities who were neither (a) nominated by the current board of directors or Summit Partners its Affiliates or its related co-investors in the Borrowers nor (b) appointed by directors so nominated or Summit Partners its Affiliates or its related co-investors in the Borrowers.
          “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or by the parent corporation of such Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. Collateral shall not include (a) letter of credit rights in favor of Regulated Insurance Companies, (b) (i) leasehold real property (other than the Borrowers’ Florida Headquarters) or (ii) fee-owned real property with a fair market value of less than $2,000,000, (c) vehicles and other assets subject to certificates of title, (d) ownership interests in joint ventures and non-wholly-owned Subsidiaries to the extent that such ownership interests cannot be pledged without the consent of one or more non-Affiliate third parties, (e) any lease, license, permit, contract or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (i) give any other Person party to such lease, license, permit, contract or agreement the right to terminate its obligations thereunder, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (iii) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided that such lease, license, permit, contract or agreement shall be excluded from the definition of “Collateral” only to the extent and for so long as the consequences specified above shall exist and shall cease to be excluded from the definition of “Collateral” and shall become subject to the Liens granted under the Collateral Documents, immediately and automatically, at such time as such consequences shall no longer exist, (f) any asset if the grant or perfection of a security interest is prohibited by applicable law, (g) United States intent-to-use trademark applications to the extent that, and solely during the period during which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, (h) any Capital Stock held by any Loan Party, other than the Capital Stock of LOTS held by Fortegra but only for so long as the Indenture dated June 20, 2007 between LOTS, as issuer, and Wilmington Trust Company, as trustee, is in effect, and (i) any property acquired by any Loan Party if and to the extent that the Administrative Agent and the Borrowers shall have determined that the costs (including, without limitation, recording taxes and filing fees) of creating and perfecting a Lien on such property interests are excessive in relation to the value of the security afforded thereby.
          “Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrowers in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(f).
          “Consolidated Adjusted EBITDA” shall mean, Consolidated EBITDA for any period
          (a) plus, to the extent deducted in determining Consolidated Net Income for such period without duplication, the following:
          (i) reasonable acquisition costs relating to a Permitted Acquisition,
          (ii) impairment of goodwill and other non-cash charges (including write downs and impairment of property, plant, equipment and intangibles and other long lived assets) or expenses which do not represent a cash item in such period or in any future period; provided that any non-cash charge or expense which may result in a cash item in a future period may be added back so long as such cash charge is otherwise deducted from Consolidated EBITDA in the future period in which such payment occurs (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense);
          (iii) any financing or financial advisory fees, accounting fees, legal fees and other out-of-pocket expenses of the Borrowers or any of their Restricted Subsidiaries incurred in connection with an initial public offering of the common stock of Fortegra and this Agreement (including any amendment, restatement, amendment and restatement, waiver, supplement or other modification of this Agreement and the Loan Documents);

          (iv) any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and other out-of-pocket expenses of the Borrowers or any of their Restricted Subsidiaries incurred in connection with any transactions permitted by this Agreement in an amount not to exceed $5,000,000 in any fiscal year of the Borrowers;
          (v) unusual or non-recurring cash charges;
          (vi) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition;
          (vii) to the extent covered by insurance (and as to which the applicable insurance carrier has not denied coverage), expenses with respect to liability or casualty events or business interruption;
          (viii) all charges and expenses relating to severance payments pertaining to the Borrowers or their Restricted Subsidiaries, including any amounts expended to repurchase Capital Stock of the Borrowers or their Restricted Subsidiaries from the minority holders thereof upon the death, retirement or termination of such holder;
          (ix) other cash charges satisfactory to the Administrative Agent in its reasonable discretion; and
          (b) minus, to the extent added in determining Consolidated Net Income for such period without duplication, all non-cash items increasing Consolidated Net Income other than ordinary course accruals in accordance with GAAP (in each case of or by the Borrowers and their Restricted Subsidiaries for such period).
          “Consolidated EBITDA” shall mean, for the Borrowers and their Restricted Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (A) Consolidated Interest Expense, (B) expense for taxes on or measured by income, franchise taxes and other taxes in lieu of income taxes, in each case, determined on a consolidated basis in accordance with GAAP, and (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, determined on a consolidated basis in accordance with GAAP, in each case for such period.
          “Consolidated Fixed Charges” shall mean, for the Borrowers and their Restricted Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense payable in cash for such period, (ii) scheduled principal payments made on Consolidated Total Debt during such period and (iii) Restricted Payments (other than Restricted Payments paid to any Restricted Subsidiary of the Borrowers) paid during such period.
          “Consolidated Interest Expense” shall mean, for the Borrowers and their Restricted Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).
          “Consolidated Net Income” shall mean, for the Borrowers and their Restricted Subsidiaries for any period, the net income (or loss) of the Borrowers and their Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of either Borrower or any Restricted Subsidiary of either Borrower in the unremitted earnings of any Person that is not a Subsidiary.
          “Consolidated Senior Debt” shall mean, as of any date, all Indebtedness of the Borrowers and their Restricted Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition of “Indebtedness” and excluding any Permitted Subordinated Debt.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrowers and their Restricted Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition of “Indebtedness”.
          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Default Interest” shall have the meaning set forth in Section 2.11(b).
          “Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Borrowers that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan (a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or has defaulted on its funding obligations under any other loan agreement, credit agreement or similar or other financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrowers provided for in this definition.
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrowers organized under the laws of one of the fifty states or commonwealths of the United States or the District of Columbia.
          “Employee Benefit Plan” shall have that meaning as defined in Section 3(2) of ERISA and for which the Borrowers or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrowers or their ERISA Affiliates or on behalf of beneficiaries of such participants.
          “Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Material.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of either Borrower or any Subsidiary resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean with respect to the Borrowers or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); or (x) a determination that a Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).
          “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Event of Default” shall have the meaning provided in ARTICLE VIII.
          “Excluded Subsidiaries” shall mean the Regulated Insurance Companies, the Unrestricted Subsidiary and any Subsidiary that is prohibited by law from Guaranteeing the Obligations.
          “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income Taxes, net worth Taxes, capital Taxes, Taxes on loans or liabilities or franchise Taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Lender is located, (c) any U.S. federal withholding tax that would not have been imposed but for a failure by the Administrative Agent or any Lender (or any financial institution through which any payment is made to such agent or lender) to comply with the applicable requirements of Sections 1471-1474 of the Code, any applicable Treasury Regulation promulgated thereunder or any administrative guidance issued with respect thereto, and (d) in the case of a Lender, any withholding Tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Lender at any time that such Lender designates a new lending office, other than Taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Lender’s failure to comply with the requirements of Section 2.18(e).
          “Existing Lender” shall mean Columbus Bank & Trust.
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
          “Fee Letter” shall mean that certain fee letter, dated as of April 6, 2010, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Borrowers.
          “Fiscal Quarter” shall mean any fiscal quarter of the Borrowers.
          “Fiscal Year” shall mean any fiscal year of the Borrowers.
          “Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures less cash taxes to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
          “Florida Headquarters” shall mean the principal office of the Borrowers located at 100 West Bay Street, Jacksonville, Florida.
          “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
          “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states or commonwealths of the United States or the District of Columbia.
          “Fortegra” shall mean Fortegra Financial Corporation, a Georgia corporation.

          “Fortegra Preferred Stock” shall mean the following series of preferred stock issued by Fortegra: (a) Series A (fixed rate of 8.25%, matures 2034); (b) Series B (floating rate of 90 day LIBOR plus 4%, matures 2034); and (c) Series C (fixed rate of 8.25%, matures 2034).
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Hazardous Materials” shall mean all substances or wastes that are defined or regulated as explosive, radioactive, hazardous, toxic, a pollutant or a contaminant pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.
          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
          “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred and expenses accrued in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person to the extent that such obligation to purchase, redeem, retire or otherwise acquire for value such Capital Stock matures, or is mandatorily redeemable, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
          “Insurance Business” shall mean one or more of the aspects of the business of selling, issuing or underwriting insurance or reinsurance.

          “Intellectual Property” shall mean, with respect to the Borrowers and their Subsidiaries, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights.
          “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:
     (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
     (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
     (iv) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
     (v) no Interest Period may extend beyond the Maturity Date, unless on the Maturity Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.
          “Investments” shall have the meaning as set forth in Section 7.4.
          “Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, each Additional Lender that joins this Agreement pursuant to Section 2.21.
          “LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on

Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
          “License” shall mean any license, certificate of authority, permit or other authorization which is required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority in connection with the operation, ownership or transaction of Insurance Business.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or any preference, priority or other arrangement, in each case, having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing but excluding operating leases).
          “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Subsidiary Guaranty Agreement, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation and all Compliance Certificates.
          “Loan Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred, or required to be reimbursed, by the Borrowers, in each case, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.
          “Loan Parties” shall mean the Borrowers and the Subsidiary Loan Parties.
          “Loans” shall mean all Revolving Loans in the aggregate or any of them, as the context shall require.
          “LOTS” shall mean LOTS Intermediate Co.
          “Mandatory Prepayment Percentage” shall mean (a) 50%, if the Total Leverage Ratio on a Pro Forma Basis, after giving effect to the use of the proceeds of the issuance of any debt or equity securities, is greater than 2.50:1.00 as of any date of determination or (b) 0%, if the Total Leverage Ratio on a Pro Forma Basis, after giving effect to the use of the proceeds of the issuance of any debt or equity securities, is less than or equal to 2.50:1.00 as of any date of determination.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, operations or liabilities (contingent or otherwise) of the Borrowers and their Restricted Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
          “Material Agreement” shall mean any contract or other arrangement (other than the Loan Documents), to which either Borrower or any Restricted Subsidiary is a party as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans) and Hedging Obligations of the Borrowers or any of their Restricted Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $5,000,000.
          “Material Domestic Subsidiary” shall mean at any time any Material Subsidiary of the Borrowers that is also a Domestic Subsidiary.
          “Material Subsidiary” shall mean at any time any direct or indirect wholly-owned Subsidiary of the Borrowers: (a) having assets (determined on a consolidating basis) in an amount equal to at least 5% of the total assets of the Borrowers and their Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) having net income (determined on a consolidating basis) in an amount equal to at least 5% of the net income of the Borrowers and their Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time; or (c) that is obligated to another Restricted Subsidiary in respect of Indebtedness permitted by Section 7.1 in an amount in excess of $5,000,000.
          “Maturity Date” shall mean the earliest to occur of: (a) June 16, 2013; (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.6; and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
          “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrowers.
          “Moody’s” shall mean Moody’s Investors Service, Inc.

          “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
          “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
          “Notes” shall mean the Revolving Credit Notes.
          “Notices of Borrowing” shall mean the Notices of Revolving Borrowing.
          “Notice of Conversion/Continuation” shall mean the notice given by the Borrowers to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.5(b).
          “Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
          “Obligations” shall mean (a) all Loan Obligations, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, (c) all Treasury Management Obligations and (d) all obligations and indebtedness of either Borrower or any other Loan Party under corporate card agreements, arrangements or programs (including, without limitation, purchasing card and travel and entertainment card agreements, arrangements or programs) maintained with any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
          “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; provided that operating leases entered into by such Person in the ordinary course of business (including any sale and leaseback transaction that is treated as an operating lease) shall not be deemed to be Off-Balance Sheet Liabilities.

          “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
          “Participant” shall have the meaning set forth in Section 10.4(d).
          “Patriot Act” shall have the meaning set forth in Section 10.14.
          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
          “Permitted Acquisitions” shall mean the acquisition (in one transaction or a series of transactions) of all or substantially all of the assets or Capital Stock of a Person, or any assets of any other Person that constitute a business unit or division of any other Person of any other Person (each an “Acquisition”); provided that (a) such business or line of business is in the same, a similar, substantially related, ancillary, incidental or a complimentary line of business as the business of the Borrowers and their Subsidiaries, taken as a whole, conducted on the Closing Date; (b) such Acquisition is made with the approval of the board of directors of the Person to be acquired; (c) both before and immediately after any such Acquisition on a Pro Forma Basis no Default or Event of Default shall have occurred and be continuing; (d) immediately after such Acquisition on a Pro Forma Basis, the Borrowers would be in compliance with the financial covenants in ARTICLE VI and the Administrative Agent shall have received a Compliance Certificate evidencing such compliance on a Pro Forma Basis; (e) the total consideration (including cash and non-cash consideration) paid in connection with any individual Acquisition shall not exceed the sum of (i) $35,000,000 and (ii) any proceeds of any Permitted Equity Issuance or Permitted Subordinated Debt that has not theretofore increased the amount referred to in clause (i) with respect to such individual Acquisition; (f) the total consideration (including cash and non-cash consideration) paid in connection with such Acquisition, when taken together with the aggregate amount of all cash and non-cash consideration in connection with all Acquisitions during the term of this Agreement, shall not exceed the sum of (i) $75,000,000 and (ii) any proceeds of any Permitted Equity Issuances or Permitted Subordinated Debt that have not theretofore increased the amount referred to in clause (e)(i) or (f)(i) in the aggregate for all such Acquisitions; and (h) Lender has received each item required pursuant to Section 5.10 and Section 5.11.

          “Permitted Encumbrances” shall mean:
     (i) Liens for Taxes (A) not yet due, (B) which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (C) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
     (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, landlords and other like Liens imposed by operation of law in the ordinary course of business for amounts (A) not yet due, (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP or (C) with respect to which the failure to make payment could not be reasonably expected to have a Material Adverse Effect;
     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;
     (vii) customary rights of set-off relating to (A) revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where either Borrower or any of its Restricted Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business and (B) purchase orders and other similar agreements entered into in the ordinary course of business; and
     (viii) Liens, if any, securing the Obligations;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the Obligations).

          “Permitted Equity Issuance” shall mean Capital Stock of Fortegra (or Stock of a Person of which Fortegra is a direct or indirect Subsidiary), that is issued on terms and conditions, except in the case of common stock, satisfactory to the Administrative Agent in connection with a Permitted Acquisition or Capital Expenditure and (i) delivered as consideration for such Permitted Acquisition or Capital Expenditure (so long as no Change of Control occurs as a consequence thereof), or (ii) the net proceeds of which are applied to the consideration payable for such Permitted Acquisition or Capital Expenditure at the time of consummation of such Permitted Acquisition or Capital Expenditure. A Permitted Equity Issuance shall not be applied to any purpose other than such consideration.
          “Permitted Investments” shall mean:
     (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
     (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
     (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
          “Permitted Liens” shall have the meaning set forth in Section 7.2.
          “Permitted Subordinated Debt” shall mean any Indebtedness of either Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent in its sole discretion, (ii) that matures by its terms no earlier than six months after the later of the Maturity Date with no scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture or other similar agreement that is in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that, notwithstanding clause (ii) above, the Indebtedness under the Subordinated Debenture Purchase Agreement and additional subordinated Indebtedness thereunder of up to $20,000,000 shall be “Permitted Subordinated Debt” for purposes of this definition.
          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

          “Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which either Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).
          “Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof and substantially in the form of Exhibit B, executed by Fortegra, in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which Fortegra shall pledge all of the Capital Stock of LOTS, as amended, restated, supplemented or otherwise modified from time to time.
          “Pro Forma Basis” means, for purposes of calculating compliance with any financial covenant or condition herein (whether for purposes of Article VI or to determine whether a condition to a specific action has been or will be satisfied) in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Measurement Period with respect to such covenant or condition: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, in the case of a Permitted Acquisition or Investment, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrowers or any Restricted Subsidiary in connection with such Specified Transaction, and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the calculation of the financial covenants referred to above to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDA adjusted by (a) any credit received for acquisition related costs and savings to the extent expressly permitted pursuant to SEC Article 11 of Form S-X and (b) other extraordinary expenses, increased costs, identifiable and verifiable expense reductions, excess management compensation and other adjustments, if any, in each case calculated by Borrowers and approved by the Administrative Agent in its reasonable discretion.
          “Pro Rata Share” shall mean (i) with respect to any Revolving Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Revolving Commitments of all Lenders (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Revolving Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Revolving Commitments).
          “Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.
          “Register” shall have the meaning given such term in Section 10.4(c).
          “Regulated Insurance Company” shall mean any Subsidiary of the Borrowers, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.
          “Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Reinsurance Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amounts recoverable by the Borrowers and its Restricted Subsidiaries from reinsurers divided by (b) the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in each case of the Borrowers and their Restricted Subsidiaries determined in accordance with GAAP.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, (a) if there are two or fewer Lenders hereunder, all Lenders, (b) if there are three Lenders hereunder, those Lenders holding more than 66 2/3% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 66 2/3% of the Revolving Credit Exposure and (c) if there are four or more Lenders hereunder, those Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
          “Requirement of Law” for any Person shall mean any law, treaty, rule or regulation, or determination of a Governmental Authority having the force of law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrowers or such other representative of the Borrowers as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; provided, that, with respect to the financial covenants and Compliance Certificate, Responsible Officer shall mean only the chief financial officer or the treasurer of the Borrowers.
          “Restricted Payment” shall have the meaning set forth in Section 7.5.
          “Restricted Subsidiaries” shall mean all Subsidiaries other than the Unrestricted Subsidiary.
          “Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.21, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to terms hereof.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans.
          “Revolving Credit Note” shall mean a promissory note of the Borrowers payable to a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit C.
          “Revolving Loan” shall mean a loan made by a Lender to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
          “S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.
          “SAP” shall mean, with respect to any Regulated Insurance Company, the statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority in the state in which such Regulated Insurance Company is domiciled for the preparation of Annual Statements and other financial reports by insurance companies of the same type as such Regulated Insurance Company in effect from time to time, applied in a manner consistent with those used in preparing the Statutory Financial Statements referred to in Section 4.5.
          “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
          “Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          “Security Agreement” shall mean the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit D, made by the Borrowers and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.
          “Security Documents” shall mean the Pledge Agreement, the Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 5.10 and/or Section 5.11.
          “Senior Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Senior Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
          “South Bay Guaranty” has the meaning given such term in Section 7.1(e).
          “South Bay Investment” has the meaning given such term in Section 7.4(d)(ii).
          “Specified Transaction” means any Investment or incurrence of Indebtedness, or in the determination of the Mandatory Prepayment Percentage, in respect of which compliance with one or more financial covenants or conditions set forth in this Agreement is by the terms of this Agreement required to be calculated on a Pro Forma Basis.
          “Subordinated Debenture Purchase Agreement” shall mean that certain Subordinated Debenture Purchase Agreement dated as of June 20, 2007 by an among LOTS and the purchasers party thereto, as the same may be amended, supplemented or otherwise modified from time to time.
          “Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.
          “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of either Borrower.
          “Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit E, made by all

Material Domestic Subsidiaries of the Borrowers, other than the Excluded Subsidiaries, in favor of the Administrative Agent for the benefit of the Lenders.
          “Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Schedule II to the Subsidiary Guaranty Agreement executed and delivered by a Domestic Subsidiary of the Borrowers pursuant to Section 5.10.
          “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement.
          “Summit Partners” shall mean Summit Partners, L.P., a limited partnership organized under the laws of the Commonwealth of Massachusetts.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Total Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
          “Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, purchasing card services, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
          “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
          “Unrestricted Subsidiary” shall mean South Bay Acceptance Corporation, a corporation incorporated under the laws of the State of California.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.2. Accounting Terms and Determination.
          (a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrowers and their Subsidiaries delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrowers and their Subsidiaries last delivered to the Administrative Agent in connection with this Agreement); provided, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in ARTICLE VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend ARTICLE VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. The parties hereto hereby agree to negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change to GAAP. Furthermore, the Borrowers hereby agree that any election pursuant to FASB Statement No. 159 shall be disregarded for all purposes of this Agreement, including, without limitation, for calculating financial ratios herein and determining compliance with the financial covenants herein.
          (b) Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement and any other Loan Document shall, following the consummation of any Specified Transaction, be calculated on a Pro Forma Basis until the completion of four full fiscal quarters following such Specified Transaction.
          Section 1.3. Terms Generally.
          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and

“hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in ARTICLE IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 8.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
          Section 2.1. General Description of Facilities.
          Subject to and upon the terms and conditions herein set forth, the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2, provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.
          Section 2.2. Revolving Loans.
          Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.

          Section 2.3. Procedure for Revolving Borrowings.
          The Borrowers shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrowers may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
          Section 2.4. Funding of Borrowings.
          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrowers with the Administrative Agent or at the Borrowers’ option, by effecting a wire transfer of such amounts to an account designated by the Borrowers to the Administrative Agent.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its

Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
          (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          Section 2.5. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section 2.5, the Borrowers shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.5 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
          (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrowers shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if an Event of Default exists, unless the

Administrative Agent and the Required Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          Section 2.6. Optional Reduction and Termination of Revolving Commitments.
          (a) Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date.
          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.6 shall be in an amount of at least $1,000,000 and any larger multiple of $500,000 and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders.
          (c) The Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.
          Section 2.7. Repayment of Loans.
          The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.
          Section 2.8. Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.5, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.5, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) At the request of any Lender at any time, the Borrowers agree that they will execute and deliver to such Lender a Revolving Credit Note, payable to the order of such Lender.
          Section 2.9. Optional Prepayments.
          The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.11(c); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.17. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.3. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
          Section 2.10. Mandatory Prepayments.
          (a) Within 5 Business Days of receipt by a Borrower or any Restricted Subsidiary of proceeds of any sale or disposition by such Borrower or such Restricted Subsidiary of any of their assets, or receipt of proceeds of any casualty or condemnation loss of any Collateral or other assets of any Borrower or any Restricted Subsidiary (excluding (i) sales permitted by Section 7.6(b), Section 7.6(c), Section 7.6(d), Section 7.6(f), Section 7.6(g) and Section 7.6(h), (ii) sales of assets the proceeds of which are reinvested in assets of a kind then used or useful in the business of the Borrowers and their Restricted Subsidiaries within 180 days after such assets are sold or disposed of; provided, however, that the proceeds from the sale of any Subsidiary, line of business, fixed assets or operating assets shall not be reinvested in

Permitted Investments (other than Permitted Investments that are acquired in connection with a Permitted Acquisition)), the Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates) and (ii) Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax sharing arrangements) and, with respect to any such proceeds received by a Foreign Subsidiary, the amount of any Taxes that are reasonably estimated to be payable by any applicable Affiliate as a result of the repatriation of such proceeds; provided, however so long as no Event of Default has occurred and is continuing, such net proceeds in an amount of up to $1,000,000 in any Fiscal Year shall not be required to prepay the Loans. Any such prepayment under this clause (a) shall be applied in accordance with paragraph (c) below.
          (b) If either Borrower or any of their Restricted Subsidiaries issues any debt or equity securities (other than (i) Indebtedness permitted under Section 7.1, (ii) equity securities issued by a Borrower or a Restricted Subsidiary of the Borrowers as all or a portion of the consideration to be paid in connection with a Permitted Acquisition, (iii) proceeds from the issuance of equity securities that are applied to the repayment of the Fortegra Preferred Stock and Indebtedness outstanding under the Subordinated Debenture Purchase Agreement, (iv) equity securities issued to Summit Partners its Affiliates, or other Persons co-investing in Fortegra with Summit Partners, and (v) equity issued to senior management of the Borrowers), then no later than the fifth Business Day following the date of receipt of the proceeds thereof, the Borrowers shall prepay the Loans in an amount equal to the Mandatory Prepayment Percentage of all such proceeds, net of (x) underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith and (y) with respect to any such proceeds received by a Foreign Subsidiary, the amount of any Taxes that are reasonably estimated to be payable by any applicable Affiliate as a result of the repatriation of such proceeds. Any such prepayment under this clause (b) shall be applied in accordance with Section 2.10(c).
          (c) Any prepayments made by the Borrowers pursuant to Section 2.10(a) or (b) above shall be applied by the Administrative Agent as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective Pro Rata Shares of such fees and expenses; third, to interest then due and payable on the Loans made to Borrowers, pro rata to the Lenders based on their respective Revolving Commitments; and fourth, to the principal balance of the Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to this subsection (c).
          (d) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.6 or otherwise, the Borrower shall immediately repay Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.17. Each prepayment shall be applied first to the Base Rate Loans to the full extent thereof, and second to Eurodollar Loans to the full extent thereof.

          Section 2.11. Interest on Loans.
          (a) The Borrowers shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.
          (b) Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, the Borrowers shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.
          (c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Maturity Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
          (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrowers and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.12. Fees.
          (a) The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrowers and the Administrative Agent.
          (b) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period.
          (c) The Borrowers shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrowers and the Administrative Agent, which shall be due and payable on the Closing Date.

          (d) Accrued fees under paragraph (b) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2010 and on the Maturity Date (and if later, the date the Loans shall be repaid in their entirety); provided further, that any such fees accruing after the Maturity Date shall be payable on demand.
          (e) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (b) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.19 will automatically be deemed adjusted to reflect the provisions of this Section.
          Section 2.13. Computation of Interest and Fees.
          Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
          Section 2.14. Inability to Determine Interest Rates.
          If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
     (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
     (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrowers and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Borrowers notify the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a

Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.
          Section 2.15. Illegality.
          If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
          Section 2.16. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) [Intentionally Deleted.]; or
     (iii) impose on any Lender or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made by such Lender (other than one relating to Taxes);
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender on the Borrowers (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or the Parent Company of such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of the Parent Company of such Lender with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrowers of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or the Parent Company of such Lender for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender, specified in paragraph (a) or (b) of this Section 2.16 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender, as the case may be, such amount or amounts within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation.
          Section 2.17. Funding Indemnity.
          In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrowers to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), or (d) a reallocation of Loans among the Lenders by the Administrative Agent pursuant to Section 2.21(f), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.16 submitted to the Borrowers by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

          Section 2.18. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay, without duplication, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrowers shall indemnify the Administrative Agent and each Lender, twenty (20) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment delivered to the Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, however, that as soon as practicable after any payment of such Indemnified Taxes by such Lender or the Administrative Agent to any Governmental Authority, such Lender or the Administrative Agent shall deliver to the Borrowers, as soon as reasonably practicable, the original or a certified copy of a receipt issued by such authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrowers. The Lender or the Administrative Agent shall cooperate with any reasonable request by the Borrowers to challenge the assertion by any Governmental Authority of any liability for Indemnified Taxes or Other Taxes.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall, to the extent available to the Borrowers, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under the Loan Documents shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two (2) duly completed originals of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers under the Loan Documents are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrowers within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrowers within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY (including all required statements) or W-8 EXP. Each non-Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased and to the Administrative Agent), as appropriate, two (2) duly completed originals of Form W-9, or any successor form thereto, certifying that such non-Foreign Lender is entitled to an exemption from U.S. backup withholding tax. Each Lender shall deliver to the Borrowers and the Administrative Agent such forms required to be delivered to it by this Section 2.18(e) on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver to the Borrowers and the Administrative Agent such forms promptly upon (i) the obsolescence, expiration, or invalidity of any form previously delivered by such Lender and (ii) the reasonable request from a Borrower or the Administrative Agent from time to time. Each such Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the Internal Revenue Service for such purpose).
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.18, the Administrative Agent or such Lender shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrowers or any other person.
          Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.16, Section 2.17 or Section 2.18, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.16, Section 2.17 and Section 2.18 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to the fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iv) last, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          Section 2.20. Payments to Defaulting Lenders.
          Any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and fifth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
          Section 2.21. Increase of Revolving Commitments; Additional Lenders.
          (a) So long as no Default or Event of Default has occurred and is continuing, from time to time after the Closing Date, Borrowers may, upon at least 30 days’ written notice (other than in respect of increases by the Existing Lender) to the Administrative Agent (who

shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments by an amount not to exceed $50,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Lender shall have the right for a period of 15 days (or 3 days in respect of increases by the Existing Lender) following receipt of such notice, to elect by written notice to the Borrowers and the Administrative Agent, to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.
          (b) If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section 2.21 or shall fail to respond to the Borrowers’ requested increase pursuant to the time period set forth in such subsection , the Borrowers may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution other than the Existing Lender must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.
          (c) The Additional Commitment Amount of any Lender or any Additional Lender shall mature no earlier than the Maturity Date and the combination of the interest rate applicable to, and any upfront fees (other than arrangement fees payable to the Arranger, if any) payable in connection with, such Additional Commitment Amount (as agreed by the Administrative Agent and Borrowers) shall not be greater than the pricing (including interest and fees) of the existing Revolving Commitments unless the pricing of the existing Revolving Commitments is increased in a manner determined by the Administrative Agent to cause the pricing of the existing Revolving Commitments to equal the pricing of the Additional Commitment Amount.
          (d) An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.21 shall become effective upon the receipt by the Administrative Agent of:
     (i) a supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrowers and by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Revolving Commitments,

     (ii) evidence of appropriate corporate authorization on the part of the Borrowers with respect to the increase in the Revolving Commitments, and
     (iii) a certificate of a Responsible Officer of the Borrowers to the effect that (A) the conditions set forth in Section 3.2(a), (b) and (c) will be satisfied before and after giving effect to the increase of the Revolving Commitment provided for under this Section and (B) after giving effect to such increase and the payment of any related fees, the Borrower would be in compliance on a Pro Forma Basis with the covenants set forth in ARTICLE VI (after giving effect to any Borrowings to be made on the date that the increase in the Revolving Commitments becomes effective).
          (e) Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.
          (f) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.21 that is not pro rata among all Lenders, the Administrative Agent shall reallocate on its books the Loans then outstanding among the Lenders so that, after giving effect to such reallocation, all outstanding Loans are held by the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase. In the event that any of the outstanding Loans are Eurodollar Loans, the Borrowers may be required by an affected Lender to indemnify such Lender pursuant to Section 2.17.
          Section 2.22. Mitigation of Obligations.
          If any Lender requests compensation under Section 2.16, or if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.16 or Section 2.18, as the case may be, in the future and (ii) in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
          Section 2.23. Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.16, or (b) if the Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or (c) if any Lender is a Defaulting Lender, or (d) if, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly and adversely affected thereby, is required pursuant to Section 10.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then the

Borrowers may, at their sole expense and effort (but without prejudice to any rights or remedies the Borrowers may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS
          Section 3.1. Conditions To Effectiveness.
          The obligations of the Lenders to make the initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
          (a) The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent received on or prior to the Closing Date) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger (including the Fee Letter).
          (b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:
     (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
     (ii) duly executed Revolving Credit Notes payable to each Lender;

     (iii) the Subsidiary Guaranty Agreement duly executed by each Subsidiary Loan Party;
     (iv) copies of duly executed payoff letters, in form and substance satisfactory to Administrative Agent, executed by the Existing Lender, together with (a) UCC-3 or other appropriate termination statements, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens of the Existing Lender upon any of the personal property of the Borrowers and their Subsidiaries, (b) cancellations and releases, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens of the Existing Lender upon any of the real property of the Borrowers and their Subsidiaries, and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the Existing Lender;
     (v) the Pledge Agreement and the Security Agreement, each duly executed by the Loan Parties party thereto;
     (vi) a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit 3.1(b)(vi), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
     (vii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of (x) the jurisdiction of organization of such Loan Party and (y) each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign entity and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
     (viii) a favorable written opinion addressed to the Administrative Agent and each other Lender of (x) Weil, Gotshal & Manges LLP, as special counsel to the Loan Parties, and (y) Kilpatrick Stockton LLP, as special Georgia counsel to the Loan Parties, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
     (ix) a certificate substantially in the form of Exhibit 3.1(b)(ix), dated as of the Closing Date and signed by a Responsible Officer, certifying that, after giving effect to the funding of any initial Loan (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (except where such representations and warranties that are qualified by materiality, in which such case such representations and warranties shall be true and correct without qualification) and (z) since the date of the financial statements of the Borrowers described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
     (x) a duly executed Notice of Borrowing;
     (xi) (a) copies of the audited consolidated financial statements for Borrowers and their Subsidiaries for the Fiscal Year ending December 31, 2009; (b) copies of the audited financial statements for the Unrestricted Subsidiary for the Fiscal Year ending December 31, 2009; and (c) the budget, income and expense projections of the Borrowers and their Subsidiaries prepared on a quarterly basis for the Fiscal Year ending December 31, 2010;
     (xii) UCC, tax, judgment and bankruptcy lien search results with respect to each Loan Party from all appropriate jurisdictions and filing offices;
     (xiii) certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other Material Agreements to which any Loan Party or any Restricted Subsidiary or any of its assets are bound; notwithstanding the foregoing, the Borrowers shall also cause to be delivered all agreements, documents and instruments relating to the financing of the Unrestricted Subsidiary; provided, that the term “Material Indebtedness” as used in this clause (xiii) only, shall refer to Material Indebtedness that individually, and not in the aggregate, exceeds $5,000,000;
     (xiv) A Trademark Security Agreement executed by Fortegra and LOTSolutions, Inc., in form and substance reasonably satisfactory to the Administrative Agent;
     (xv) the Borrowers shall use their commercially reasonable efforts to deliver to the Administrative Agent either (x) a leasehold mortgage on behalf of the Lenders on the Florida Headquarters, which shall be acknowledged by the owner of such headquarters building, and, if reasonably requested by the Administrative Agent, a local counsel opinion, or (y) a landlord waiver and agreement with respect to the Florida Headquarters, related to, among other things, the Collateral located at the Florida Headquarters and the Lender’s access rights to such Collateral;
     (xvi) certificates of insurance issued on behalf of insurers of the Borrowers and all other Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrowers and all other Loan Parties, naming the Administrative Agent as additional insured on liability policies and lender loss payee endorsements for property and casualty policies.
Without limiting the generality of the provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          (c) The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Pledge Agreement and the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Security Agreement endorsed in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Administrative Agent) by the pledgor thereof.
          (d) All consents, approvals and authorizations required to be obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing; certified copies of all such consents, approvals and authorizations, if reasonably requested by the Administrative Agent, shall have been delivered to the Administrative Agent.
          (e) All actions necessary to establish to the Administrative Agent’s satisfaction that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens) shall have been taken; provided, that the Borrowers will not be required to perfect a Lien in Collateral to the extent that the burden or cost of perfecting such a Lien would outweigh the benefit of the security afforded thereby as determined by the Borrowers and the Administrative Agent and provided, further, that with respect to any Collateral the Lien in which may not be perfected by filing of a UCC financing statement, if the perfection of the security interest in such Collateral may not be accomplished prior to the Closing Date after use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent under Section 3.1 so long as the Borrowers agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required by the Administrative Agent to perfect such security interests, and the Borrowers further agree to take or cause to be taken any other actions set forth on Schedule 3.1, within the time frames set forth on Schedule 3.1, and the failure to deliver such documents or instruments or to take or cause to be taken such other actions within such time frame shall be an immediate and automatic Event of Default.
          (f) The Indebtedness under the Subordinated Debenture Purchase Agreement shall have been either (i) paid in full with the proceeds of Indebtedness permitted by this Agreement (other than the proceeds of Loans); provided that the maturity of such Indebtedness shall not be earlier than 180 days after the third anniversary of the Closing Date, or (ii) the maturity date of such Indebtedness shall have been otherwise extended to no earlier than 180 days after the third anniversary of the Closing Date.
          Section 3.2. Each Credit Event.
          The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;
          (b) at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto, (except (i) for those representations and warranties that are qualified by materiality, in which such case such representations and warranties shall be true and correct without qualification and (ii) to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation and warranty shall be true and correct in all material respects as of such earlier date));
          (c) since the date of the financial statements of the Borrowers described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and
          (d) the Borrowers shall have delivered the required Notice of Borrowing.
          Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.
          Section 3.3. Delivery of Documents.
          All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this ARTICLE III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrowers represent and warrant to the Administrative Agent and each Lender as follows:
          Section 4.1. Existence; Power.
          Each Borrower and each of their Restricted Subsidiaries (i) is duly organized, validly existing and in good standing (if applicable) as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing (if applicable), in each jurisdiction where such qualification is required, except, in the case of either of clauses (ii) or (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.2. Organizational Power; Authorization.
          The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrowers, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrowers or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
          Section 4.3. Governmental Approvals; No Conflicts.
          The execution, delivery and performance by the Borrowers of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect (ii) recordings and filings in connection with the Liens granted to the Administrative Agent under the Security Documents, (b) will not violate any Requirements of Law applicable to the Borrowers or any of their Restricted Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a breach or default under any Material Agreement or give rise to a right thereunder to require any payment to be made by the Borrowers or any of their Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrowers or any of their Restricted Subsidiaries, except Liens (if any) created under the Loan Documents.
          Section 4.4. Financial Statements.
          The Borrowers have furnished to each Lender the audited consolidated balance sheet of the Borrowers and their Subsidiaries as of December 31, 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by PricewaterhouseCoopers, LLP. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments. Since December 31, 2009, there have been no changes with respect to the Borrowers and their Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 4.5. Statutory Financial Statements.
          The Annual Statement of each of the Regulated Insurance Companies (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled and delivered to the Administrative Agent prior to the execution and delivery of this Agreement, as of and for the Fiscal Year ending December 31, 2009 have been prepared in accordance with SAP consistently applied. Each such Annual Statement was in material compliance with applicable law when filed.
          Section 4.6. Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their Restricted Subsidiaries (i) as to which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which questions the validity or enforceability of this Agreement or any other Loan Document.
          (b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each of the Borrowers and their Restricted Subsidiaries is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any permit, license or other approval required under any Environmental Law, and (ii) none of the Borrowers or any of their Subsidiaries (x) has become subject to any Environmental Liability, (y) has received notice of any claim with respect to any Environmental Liability or (z) knows of any basis for any Environmental Liability.
          Section 4.7. Compliance with Laws and Agreements.
          Each Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all Material Agreements, except, in the case of each of clauses (a) and (b), where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 4.8. Insurance Licenses.
          To the extent required by applicable law, each Regulated Insurance Company holds a License and is authorized to transact insurance business in (i) the line or lines of insurance it is engaged in and (ii) the state, states or jurisdictions it transacts business in, except to the extent that the failure to have such a License or authority could not reasonably be expected to have a Material Adverse Effect. No such License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension, limitation or revocation. To the Borrowers’ knowledge, no such suspension, limitation or revocation has been threatened by any Applicable Insurance Regulatory Authority or other Governmental Authority. The Regulated Insurance Companies do not transact any business, directly or indirectly, requiring any license, permit, governmental approval, consent or other authorization other than those currently obtained, except to the extent of which could not reasonably be expected to have a Material Adverse Affect.

          Section 4.9. Investment Company Act, Etc.
          None of the Borrowers nor any of their Restricted Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
          Section 4.10. Taxes.
          The Borrowers and their Restricted Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) where the same (a) are not overdue or (b) are currently being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or (ii) where the failure to file or pay could not, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrowers and their Restricted Subsidiaries in respect of such taxes are adequate (determined based on GAAP), and no tax liabilities that could be materially in excess of the amount so provided are anticipated with respect to the periods covered by such charges, accruals or reserves at the time such Borrower or such Restricted Subsidiary establishes such charges, accruals and reserves.
          Section 4.11. Margin Regulations.
          None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. None of the Borrowers or any of their Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
          Section 4.12. ERISA.
          (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair market value of the assets” of such Plans by more than $2,500,000. No event has occurred since the issuance of such financial statements that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

          (b) Each Employee Benefit Plan is in compliance except as could reasonably be expected to result in a Material Adverse Effect with the applicable provisions ERISA, the Code and other Requirements of Law. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination from the IRS and each such Qualified Plan is in compliance with Revenue Procedure 2007-44. To the best of Borrowers’ knowledge, no event has occurred which would cause the loss of the Borrowers’ or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion letter.
          (c) With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrowers’ financial statements in accordance with Statement of Financial Accounting Standards No. 106.
          (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrowers’ knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority with respect to a Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) none of the Borrowers or any ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrowers to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.
          Section 4.13. Ownership of Property.
          (a) Each of the Borrowers and their Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in (pursuant to valid and subsisting leases that are in full force), all of its real and personal property material to the operation of its business, in each case free and clear of Liens prohibited by this Agreement.
          (b) Each of the Borrowers and their Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business as currently conducted, and the use thereof by the Borrowers and their Restricted Subsidiaries does not infringe in any material respect on the rights of any other Person, in each case, other than to the extent that the failure to obtain any such rights or any such infringement could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) The properties of the Borrowers and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where either Borrower or any applicable Restricted Subsidiary operates.
          Section 4.14. Disclosure.
          As of the Closing Date, the Borrowers have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrowers or any of their Restricted Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrowers are required to file with the Securities and Exchange Commission or that any Regulated Insurance Company is required to filed with any Applicable Insurance Regulatory Authority), financial statements, certificates or other written information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results and that such differences may be material).
          Section 4.15. Labor Relations.
          There are no strikes, lockouts or other material labor disputes or grievances against the Borrowers or any of their Restricted Subsidiaries, or, to the Borrowers’ knowledge, threatened against or affecting the Borrowers or any of their Restricted Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrowers or any of their Restricted Subsidiaries, or to either Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrowers or any of their Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrowers or any such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          Section 4.16. Subsidiaries.
          Schedule 4.16 sets forth the name of, the ownership interest of the Borrowers in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party and/or a Regulated Insurance Company, in each case as of the Closing Date.
          Section 4.17. Insolvency.
          After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, and the repayment of the Refinanced Indebtedness, none of the Borrowers nor their Material Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

          Section 4.18. Subordination of Subordinated Debt.
          This Agreement, together with each of the other Loan Documents and all amendments, modifications, extensions, renewals, refinancings and refundings hereof and thereof, constitute “Senior Loan Documents” within the meaning the Subordinated Debenture Purchase Agreement; and the Revolving Loans and all other Obligations of the Borrowers to the Lenders and the Administrative Agent under this Agreement, the Notes and all other Loan Documents, and all amendments, modifications, extensions, renewals, refundings or refinancings of any of the foregoing constitute “Senior Debt” of the Borrowers within the meaning of the Subordinated Debenture Purchase Agreement, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Senior Debt” pursuant to the Subordinated Debenture Purchase Agreement.
          Section 4.19. OFAC.
          None of the Borrowers, any Subsidiary of the Borrowers or any Affiliate of the Borrowers or any Subsidiary Loan Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          Section 4.20. Patriot Act.
          Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in section 1 of Executive Order 13224, signed by President George W. Bush on September 24, 2001 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
          Section 4.21. Security Documents.
          (a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), in which a security interest may be created under the New York Uniform Commercial Code as in effect from time to time, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements with appropriate offices, the filings of grants of security in Intellectual Property with the United States Patent and Trademark Office, the execution of appropriate control agreements and the delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens specified in clauses (b) and (d) of Section 7.2.
          (b) The Pledge Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and, when such Collateral is delivered to the Administrative Agent, together with stock powers duly executed in blank, the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.
          (c) Schedule 4.21 lists completely and correctly as of the Closing Date all real property owned by the Borrowers and their Restricted Subsidiaries and the addresses thereof.
          (d) Schedule 4.21 lists completely and correctly as of the Closing Date all real property leased by the Borrowers and their Restricted Subsidiaries and the addresses thereof.
          Section 4.22. Material Agreements.
          Attached hereto as Schedule 4.22 is a correct and complete list, as of the date of this Agreement, of each Material Agreement. None of the Borrowers, nor any Restricted Subsidiary, nor, to the knowledge of the Borrowers, any other party thereto is in material default under any Material Agreement.
ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrowers covenant and agree that so long as any Lender has a Revolving Commitment hereunder or any Loan Obligation remains unpaid or outstanding (other than any contingent obligations for which no claim has been asserted):
          Section 5.1. Financial Statements and Other Information.
          The Borrowers will deliver to the Administrative Agent (who will distribute to each Lender):

          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrowers, a copy of the annual audited report for such Fiscal Year for the Borrowers and their Subsidiaries, containing a consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrowers and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by PricewaterhouseCoopers, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrowers and their Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP consistently applied and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (b) as soon as available (i) and in any event within 120 days after the end of each Fiscal Year of each Regulated Insurance Company, the Annual Statement of such Regulated Insurance Company for such Fiscal Year as filed with the Applicable Insurance Regulatory Authority in such Regulated Insurance Company’s state of domicile, together with the signature of the Chief Financial Officer of the Borrowers certifying that such Annual Statement presents the financial condition and results of operations of such Regulated Insurance Company in accordance with SAP, and (ii) the opinion of an independent public accountant firm of nationally recognized standing who has audited the Annual Statement referenced in clause (i) immediately above (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of audit), but only to the extent such Regulated Insurance Company is required by applicable law to obtain, or otherwise elects to obtain, such an audit and opinion;
          (c) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrowers, an unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrowers and their Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrowers’ previous Fiscal Year and in each case prepared in accordance with GAAP consistently applied;
          (d) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of each Regulated Insurance Company, quarterly financial statements of such Regulated Insurance Company for such Fiscal Quarter and as filed with the Applicable Insurance Regulatory Authority in such Regulated Insurance Company’s state of domicile, together with the signature of the Chief Financial Officer of the Borrowers certifying that such Annual Statement presents the financial condition and results of operations of such Regulated Insurance Company in accordance with SAP;

          (e) as soon as available, and in any event no more than 60 days after the end of each Fiscal Year of the Borrowers, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrowers of consolidated balance sheets, statements of income or operations and cash flows, in each case in form and substance satisfactory to the Administrative Agent, of the Borrowers and their Subsidiaries on a quarterly basis for the immediately succeeding Fiscal Year;
          (f) concurrently with the delivery of the financial statements referred to in clauses (a) and (c) above, a Compliance Certificate substantially in the form of Exhibit 5.1(f) signed by a Responsible Officer of the Borrowers, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in ARTICLE VI, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the latest delivery of the Borrowers’ audited financial statements referred to in clause (a) above and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that no action shall be required by the Borrowers under this clause (iii) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrowers and their Subsidiaries, including the presentation by the Borrowers of their financial statements;
          (g) concurrently with the delivery of the financial statements referred to in clause (a) above, a list of all sales or other dispositions of assets made pursuant to Section 7.6(i) of this Agreement by the Borrowers and their Restricted Subsidiaries during the Fiscal Year most recently ended and for which the proceeds of such sales or dispositions are used to replace assets, including a description of the type of replacement assets and amount and type of other proceeds, if any, received from such sales or other dispositions;
          (h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrowers or any Restricted Subsidiary as the Administrative Agent or any Lender may reasonably request.
          In the event that any financial statement delivered pursuant to clauses (a) or (c) immediately above or any Compliance Certificate is shown to be inaccurate during the term of this Agreement, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.11(b) and ARTICLE VIII.

          Section 5.2. Notices of Material Events.
          The Borrowers will furnish to the Administrative Agent and each Lender prompt (and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
          (a) the occurrence of any Default or Event of Default;
          (b) notwithstanding the lead-in to this Section 5.2, not later than five (5) Business Days after a Responsible Officer becomes aware thereof, written notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Applicable Insurance Regulatory Authority or other Governmental Authority against or, to the knowledge of either Borrower, affecting either Borrower or any Restricted Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and any written notice received from an Applicable Issuance Regulatory Authority or other Governmental Authority threatening any such action, suit or proceeding;
          (c) the occurrence of any event or any other development by which the Borrowers or any of their Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (d) notwithstanding the lead-in to this Section 5.2, not later than five (5) Business Days after a Responsible Officer becomes aware thereof, written notice of the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $2,500,000;
          (e) the occurrence of any event of default, or the receipt by Borrowers or any of their Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the Borrowers or any of their Subsidiaries;
          (f) the early termination or material breach by any Person of a Material Agreement (and, with respect to any Person other than a Loan Party, to the extent the Borrowers have knowledge of such termination or breach);
          (g) any litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities bending against, or to the knowledge of the Borrowers, threatened against or affecting the Unrestricted Subsidiary as to which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Unrestricted Subsidiary;
          (h) notwithstanding the time period set forth in lead-in to this Section 5.2, not later than 14 days following the date that a Responsible Officer becomes aware thereof, written notice of the Unrestricted Subsidiary’s failure to comply with any Environmental law or to obtain, maintain or comply with any permit, license or with approval required under any Environmental Law, (ii) the Unrestricted Subsidiary’s should become subject to any Environmental Liability, (iii) the Unrestricted Subsidiary has received notice of any claim with respect to any Environmental Liability or (iv) the Unrestricted Subsidiary knows of any basis for any Environmental Liability; and
          (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          Section 5.3. Existence; Conduct of Business.
          The Borrowers will, and will cause each of their Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are similar, substantially related, incidental, ancillary or complementary thereto, including, without limitation, to do all things necessary to renew, extend and continue all Licenses material to their business which may at any time and from time to time be necessary for any Regulated Insurance Company to operate its business in compliance with all applicable laws and regulations, except, in each case above, to the extent that any failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
          Section 5.4. Compliance with Laws, Etc.
          The Borrowers will, and will cause each of their Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 5.5. Payment of Obligations.
          The Borrowers will, and will cause each of their Restricted Subsidiaries to, pay and discharge all of its obligations and liabilities (including without limitation all taxes, assessments and other government charges, levies and all other claims that could result in a statutory Lien but excluding all obligations and liabilities with respect to Indebtedness) before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          Section 5.6. Books and Records.
          The Borrowers will, and will cause each of their Restricted Subsidiaries to, keep books of record and account in which complete entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrowers in conformity with GAAP and SAP. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrowers. The Borrowers will not (x) move such records and books of account or change the name under which it does business without (i) giving the Administrative Agent at least 10 days’ prior written notice (or such shorter period to which the Administrative Agent agrees), and (ii) authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such move or change or (y) change its chief executive office without (i) giving the Administrative Agent written notice thereof within 30 days after such change (or such longer period to which the Administrative Agent agrees) and (ii) authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such change.
          Section 5.7. Visitation, Inspection, Etc.
          The Borrowers will, and will cause each of their Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender, during normal business hours and after reasonable prior notice (a) to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and (b) to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants); provided that in the absence of the existence of an Event of Default, the Administrative Agent shall not exercise its rights under the foregoing clause (a) of this Section 5.7 more often than two times during any fiscal year and only one such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrowers at any time upon reasonable prior notice.
          Section 5.8. Maintenance of Properties; Insurance.
          The Borrowers will, and will cause each of their Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, including, without limitation, Intellectual Property, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of their Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name Administrative Agent as additional insured on all liability policies of the Borrowers and their Restricted Subsidiaries and as lender loss payee with respect to property and casualty policies.

          Section 5.9. Use of Proceeds.
          The Borrowers will use the proceeds of all Loans (a) on the Closing Date to refinance Indebtedness owed to the Existing Lender and (b), on and after the Closing Date, to finance working capital needs, Permitted Acquisitions, capital expenditures and for other general corporate purposes of the Borrowers and their Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
          Section 5.10. Additional Subsidiaries.
          If any Material Domestic Subsidiary (other than an Excluded Subsidiary) is acquired or formed after the Closing Date, the Borrowers will promptly notify the Administrative Agent and the Lenders thereof and, within ten (10) Business Days after any such Material Domestic Subsidiary is acquired or formed (or such longer period to which the Administrative Agent may agree), will cause such Material Domestic Subsidiary to become a Subsidiary Loan Party. A Material Domestic Subsidiary (other than an Excluded Subsidiary) shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement, a Security Agreement and such other Security Documents as are required by Section 5.11, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Material Domestic Subsidiary and (iii) opinions of counsel comparable to those delivered pursuant to Section 3.1(b) and such other documents, in each case, as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement or its respective Security Agreement, except as provided expressly in this Agreement. No Loan Party shall form or acquire a Foreign Subsidiary after the date hereof without giving prior written notice to the Administrative Agent.
          Section 5.11. Further Assurances.
          (a) The Borrowers will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests created or intended to be created by the Security Documents. In addition, with respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral and as to which the Administrative Agent does not have a perfected security interest, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrowers agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. Notwithstanding anything herein to the contrary, at the request of the Administrative Agent if an Event of Default shall have occurred and be continuing, (x) neither the Borrowers nor the Guarantors will be required to provide Collateral or to perfect a security interest in any Collateral to the extent the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as determined by both the Borrowers and the Administrative Agent or if the granting of a security interest in such Collateral would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the Uniform Commercial Code) and (y) no foreign law security or pledge agreements shall be required.
          (b) The Borrowers will give prompt notice to the Administrative Agent of the acquisition by the Borrowers or any of the Subsidiary Loan Parties of any fee interest in real property having a fair market value equal to or greater than $2,000,000 and, simultaneously with such acquisition. If the Borrowers or any of the Subsidiary Loan Parties shall acquire any fee-owned real property after the Closing Date with a fair market value equal to or greater than $2,000,000, then substantially simultaneously with such acquisition (or such later date to which the Administrative Agent may agree), the Borrowers shall deliver, or shall cause to be delivered, to the Administrative Agent a mortgage with respect thereto, in form and substance reasonably satisfactory to the Administrative Agent. The Borrowers shall pay, or shall cause to be paid, all costs associated with the recording of the any mortgage, together with any subsequent amendments thereto, with the appropriate authorities, and shall take all other actions reasonably requested by the Administrative Agent in order to vest in Administrative Agent, for the benefit of the Lenders, a perfected lien on the interest in each such parcel of real property described therein, subject to no other liens, claims or encumbrances, except for Permitted Encumbrances. At the time the Borrowers deliver, or cause to be delivered, the mortgage referenced in the immediately preceding sentence, the Borrowers shall deliver, or shall cause to be delivered, to the Administrative Agent a recent appraisal, survey and policy of title insurance, insuring the Administrative Agent’s mortgagee’s interest in such fee-owned real property and a Phase I environmental audit, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent. Any policy of title insurance shall be in an amount reasonably satisfactory to the Administrative Agent and shall insure that such mortgage is a valid and enforceable first priority Lien on such property, free and clear of all defects, encumbrances and Liens, other than Permitted Encumbrances. The Administrative Agent shall have the right to request such title insurance commitment updates upon (i) any material modifications or amendments of this Agreement or the other Loan Documents or (ii) modifications of, or improvements to, or change of ownership in, the underlying real property, and shall have the right to instruct the issuer of the title insurance commitment to set forth as added requirements such things as would be necessary to eliminate added exceptions to coverage.

ARTICLE VI
FINANCIAL COVENANTS
          The Borrowers covenant and agree that so long as any Lender has a Revolving Commitment hereunder or any Loan Obligation remains unpaid or outstanding (other than any contingent obligation for which no claim has been asserted), commencing with the fiscal quarter ending September 30, 2010:
          Section 6.1. Total Leverage Ratio.
          The Borrowers will maintain, as of the end of each Fiscal Quarter, a Total Leverage Ratio of not greater than 3.50:1.00.
          Section 6.2. Senior Leverage Ratio.
          The Borrowers will maintain, as of the end of each Fiscal Quarter, a Senior Leverage Ratio of not greater than 2.50:1.00.
          Section 6.3. Fixed Charge Coverage Ratio.
          The Borrowers will maintain, as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 1.25:1.00.
          Section 6.4. Reinsurance Ratio.
          The Borrowers will maintain, as of the end of each Fiscal Quarter, a Reinsurance Ratio of not less than 60%.
ARTICLE VII
NEGATIVE COVENANTS
          The Borrowers covenant and agree that so long as any Lender has a Revolving Commitment hereunder or any Loan Obligation remains outstanding (other than any contingent obligations for which no claim has been asserted):
          Section 7.1. Indebtedness and Preferred Equity.
          The Borrowers will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness of the Borrowers and their Restricted Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, refinancing renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (c) Indebtedness of a Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements, and extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding;
          (d) Indebtedness among the Borrowers and their Restricted Subsidiaries; provided, that (i) any such Indebtedness that is owed by a Borrower or a Subsidiary Loan Party to a Restricted Subsidiary that is not a Subsidiary Loan Party is expressly subordinated in right of payment to the Obligations (it being understood that so long as no Default or Event of Default then exists, the Borrowers or such Subsidiary Loan Party may repay such Indebtedness) and (ii) any such Indebtedness owed by any Restricted Subsidiary that is not a Loan Party to a Loan Party shall be subject to Section 7.4;
          (e) Guarantees by a Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of a Borrower or any other Restricted Subsidiary and the Guarantee by Fortegra of the Indebtedness of the Unrestricted Subsidiary pursuant to the terms of that certain General Continuing Guaranty dated as of June 10, 2010 (the “South Bay Guaranty”); provided, that Guarantees by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;
          (f) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, (i) that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) immediately after such Person becomes a Subsidiary on a Pro Forma Basis, the Borrowers would be in compliance with the financial covenants in ARTICLE VI and the Administrative Agent shall have received a Compliance Certificate evidencing such compliance on a Pro Forma Basis;
          (g) Permitted Subordinated Debt;
          (h) Indebtedness in respect of Hedging Obligations permitted by Section 7.10;
          (i) Indebtedness of Borrower or any of their Restricted Subsidiaries (i) assumed in connection with any Permitted Acquisition, provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (ii) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated (relative to the Obligations) basis, which subordination shall be on terms satisfactory to the Administrative Agent, or (iii) obligations incurred in connection with a Permitted Acquisition or a disposition of assets permitted by Section 7.6, in each case under agreements providing for earn-outs, purchase price adjustments or similar adjustments that, in the case of the foregoing, are unsecured and, in the case of obligations for (x) earn-outs or (y) purchase price adjustments that may be exercisable or effective more than one year after the applicable Permitted Acquisition, are subordinated to the Obligations on terms satisfactory to the Administrative Agent, in the cases of clauses (i) through (iii) immediately above, so long as both immediately prior and after giving effect thereto, (1) no Default or Event of Default shall exist or result therefrom, and (2) Borrower and its Subsidiaries will be in compliance with Article VI on a Pro Forma Basis after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and the Administrative Agent shall have received a Compliance Certificate evidencing such compliance on a Pro Forma Basis, and any extension, refinancing renewal or replacement thereof so long as such extension, refinancing, renewal or replacement does not increase the outstanding principal amount thereof or shorten the maturity or the weighted average life thereof;
          (j) Indebtedness representing deferred compensation and other similar arrangements (i) to employees of the Borrowers and their Restricted Subsidiaries incurred in the ordinary course of business and (ii) incurred in connection with any Permitted Acquisition;
          (k) Indebtedness incurred by Borrowers or any of their Restricted Subsidiaries constituting reimbursement obligations in an amount not to exceed $10,000,000 at any time outstanding with respect to letters of credit issued in respect of such Person’s obligations with respect to reinsurance treaties or similar obligations, in each case entered into in the ordinary course of business;
          (l) Indebtedness incurred in connection with installment payments in respect of the Borrowers’ or their Restricted Subsidiaries’ insurance premiums in the ordinary course of business;
          (m) Promissory notes issued by any Loan Party to the current or former officers, directors, employees or consultants (or one or more Persons which are, or are beneficially owned or controlled by, the any of the foregoing and/or any of heirs or immediate family members of any of the foregoing) of the Borrowers or any Subsidiary thereof to purchase or redeem Capital Stock, equity-related incentives, options, equity appreciation rights or similar incentive compensation thereof; provided that any such promissory note is subordinated to the Obligations under this Agreement on terms and conditions satisfactory to the Administrative Agent;
          (n) Indebtedness (other than for borrowed money) subject to Liens permitted by Section 7.2;
          (o) Paid-in-kind interest in respect of Indebtedness permitted by this Section 7.1;
          (p) other unsecured Indebtedness of the Borrowers and/or their Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

          (q) Indebtedness (i) in respect of netting services, employee credit card programs and similar arrangements, in each case in connection with cash management or deposit accounts and (ii) with respect to overdraft protections, in the cases of clauses (i) and (ii) immediately above, incurred in the ordinary course of business.
The Borrowers will not, and will not permit any Restricted Subsidiary to, issue any preferred stock or any other preferred equity interest of the type described in clause (ix) of the definition of “Indebtedness” unless permitted by clauses (b) or (p) of this Section 7.1.
          Section 7.2. Liens.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):
          (a) Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.19 or Section 8.2;
          (b) Permitted Encumbrances;
          (c) any Liens on any property or asset of a Borrower or any Restricted Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of a Borrower or any Restricted Subsidiary;
          (d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
          (e) [Intentionally Deleted.]
          (f) [Intentionally Deleted.]
          (g) Liens on property at the time of its acquisition or existing on the property of a Person existing at the time such assets are acquired by any Loan Party, which Person is merged into or consolidated with any Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or investment and do not extend to any assets other than the asset encumbered by such Lien (other than the proceeds or products thereof and provided that Liens incurred pursuant to multiple equipment leases that are provided by a single lessor that are otherwise permitted to be secured hereunder may be cross-collateralized so long as the Liens securing such multiple equipment leases only attach to the assets leased under such multiple equipment leases); (ii) in the case of Liens securing Indebtedness other than purchase money Indebtedness or Capital Lease Obligations, such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.1;
          (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or any of its Restricted Subsidiaries in the ordinary course of business;
          (i) Liens on (i) cash earnest money deposits made by the Borrowers or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement and (ii) advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.4 to be applied against the purchase price for such Investment;
          (j) Liens evidenced by the filing of precautionary UCC financing statements (or similar filings under applicable law) relating solely to operating leases of personal property entered into the ordinary course of business;
          (k) Liens on cash collateral to secure Indebtedness permitted under Section 7.1(k);
          (l) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law or contract encumbering deposits (including the right of set-off), which are within the general parameters customary in the banking industry and which do not secure Indebtedness;
          (m) Liens in favor of the Borrowers or any of their Restricted Subsidiaries securing Indebtedness permitted under Section 7.1 or other obligations (other than Indebtedness) owed by any Restricted Subsidiary to another Subsidiary;
          (n) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (m) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; provided, further, that Liens incurred pursuant to multiple equipment leases that are provided by a single lessor that are otherwise permitted to be secured hereunder may be cross-collateralized so long as the Liens securing such multiple equipment leases only attach to the assets leased under such equipment leases; and
          (o) other Liens to secure obligations in an aggregate principal amount not to exceed $1,000,000 so long as the same does not secure Indebtedness for borrowed money.

          Section 7.3. Fundamental Changes.
          (a) The Borrowers will not, and will not permit any Restricted Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrowers or any Restricted Subsidiary may merge with a Person if the applicable Borrower (or such Restricted Subsidiary if a Borrower is not a party to such merger) is the surviving Person, (ii) any Restricted Subsidiary may merge into another Restricted Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person and (iii) and (iv) any Restricted Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
          (b) The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, engage in any business other than such business or line of business that is in the same or a similar, substantially related, ancillary, incidental or a complementary line of business as the business of the Borrowers and their Restricted Subsidiaries on the date hereof.
          Section 7.4. Investments, Loans, Acquisitions, Etc.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets or Capital Stock of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
          (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);
          (b) Permitted Investments;
          (c) Guarantees constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;
          (d) (i) Investments made by the Borrowers in or to any Restricted Subsidiary and by any Restricted Subsidiary to the Borrowers or in or to another Restricted Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by

Loan Parties of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $7,500,000 (or such greater amount agreed to by the Administrative Agent) at any time outstanding;
               (ii) (x) the South Bay Guaranty and (y) Investments made by a Borrower or a Restricted Subsidiary in or to the Unrestricted Subsidiary so long as the aggregate amount of Investments by the Borrowers or any Restricted Subsidiary in the Unrestricted Subsidiary under this clause (y) shall not exceed $8,000,000 at any time outstanding (the “South Bay Investment”);
          (e) loans or advances to employees, officers or directors of the Borrowers or any Restricted Subsidiary in the ordinary course of business for travel, relocation and related expenses and advances of payroll payments; provided, however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;
          (f) Investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
          (g) Hedging Transactions permitted by Section 7.10;
          (h) Permitted Acquisitions;
          (i) Customary and reasonable indemnity obligations entered into in connection with any Permitted Acquisition or any disposition permitted by Section 7.6, to the extent permitted by Section 7.1(i);
          (j) Investments consisting of Liens, Indebtedness, fundamental changes or dispositions otherwise expressly permitted by Section 7.1, Section 7.2, Section 7.3 and Section 7.6;
          (k) Investments consisting of Guarantees of the obligations of others so long as (i) such Guarantees do not constitute Guarantees of Indebtedness for borrowed money and (ii) such Guarantees are entered into in the ordinary course of business; and
          (l) other Investments in an aggregate amount not to exceed $2,500,000 in any Fiscal Year.
          Section 7.5. Restricted Payments.
          The Borrowers will not, and will not permit their Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the

Borrowers or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except that any Borrower or Restricted Subsidiary may:
          (a) make dividends payable by the Borrowers solely in shares of any class of its common stock;
          (b) make Restricted Payments payable by any Restricted Subsidiary to the Borrowers or to another Restricted Subsidiary, on at least a pro rata basis with any other shareholders if such Restricted Subsidiary is not wholly owned by the Borrowers and other wholly owned Restricted Subsidiaries;
          (c) distribute cash dividends and other distributions paid on the common stock of the Borrowers; provided, for the purpose of this clause (c) that no Default or Event of Default has occurred and is continuing at the time such dividend or distribution is paid or redemption is made;
          (d) deemed repurchases of equity interests, to the extent such repurchases occur as a result of the “cashless exercise” of stock options or warrants by the holders thereof;
          (e) repay, prepay or redeem the Fortegra Preferred Stock and/or the Indebtedness outstanding under the Subordinated Debenture Purchase Agreement with proceeds from the issuance of equity securities by a Borrower or a direct or indirect parent entity; and
          (f) pay quarterly interest payments in respect of, and as required by, the Fortegra Preferred Stock.
          Section 7.6. Sale of Assets.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrowers or any wholly-owned Subsidiary of the Borrowers (or to qualify directors if required by applicable law), except:
          (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations or otherwise no longer useful or used in its business disposed of in the ordinary course of business;
          (b) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction;
          (c) sale of inventory in the ordinary course of business;
          (d) licenses and sublicenses of intellectual property in the ordinary course of business (including in connection with franchising activities) and which do not materially interfere with the business of the Borrowers and its Subsidiaries;

          (e) transfers of property subject to casualty events upon receipt of the cash proceeds of such casualty event;
          (f) dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Borrowers, are not material to the conduct of the business of the Borrowers and the Restricted Subsidiaries;
          (g) the sale of Permitted Investments in the ordinary course of business;
          (h) (i) discount the face amount of accounts receivable in connection with the collection of such accounts receivable by Borrowers or their Restricted Subsidiaries and (ii) sell accounts receivable to collection agencies, in each case in the ordinary course of business and consistent with the past practices of the Person discounting or selling such accounts receivable; and
          (i) the sale or other disposition of such assets in an aggregate amount (based on the book value of such assets) not to exceed 25% in any Fiscal Year of the book value of all of the assets of the Borrowers and their Restricted Subsidiaries determined as of the end of the immediately preceding Fiscal Year.
          Section 7.7. Transactions with Affiliates.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrowers and any Subsidiary Loan Party not involving any other Affiliates, (c) any Restricted Payment permitted by Section 7.5, (d) the Fortegra Preferred Stock and the Indebtedness under the Subordinated Debenture Purchase Agreement, (e) the South Bay Guaranty and the South Bay Investment, (f) issuances by the Borrowers and their Restricted Subsidiaries of equity interests not prohibited under this Agreement, (g) reasonable and customary fees payable to any directors of the Borrowers and their Restricted Subsidiaries (or any direct or indirect parent of the Borrowers) and reimbursement of reasonable out-of-pocket costs of the directors of the Borrowers and their Restricted Subsidiaries (or any direct or indirect parent of the Borrowers) in the ordinary course of business (in the case of any direct or indirect parent to the extent attributable to the operations of the Borrowers and their Restricted Subsidiaries), (h) expense reimbursement and employment, severance and compensation arrangements entered into by the Borrowers and their Restricted Subsidiaries (or any direct or indirect parent of the Borrowers to the extent attributable to the operations of the Borrowers and their Restricted Subsidiaries) with their directors, officers, employees, in the ordinary course of business, (i) payments by the Borrowers and their Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements on reasonable and customary terms, (j) the payment of reasonable and customary indemnities to directors, officers, employees, members of management and consultants of the Borrowers and their Restricted Subsidiaries (or any direct or indirect parent of the Borrowers) in the ordinary course of business (in the case of any direct or indirect parent to the extent attributable to the operations of the Borrowers and their Restricted Subsidiaries), to the extent the same is not covered by applicable director’s and officer’s insurance or other liability insurance, (k) transactions pursuant to permitted agreements in existence on the Closing Date set forth on Schedule 7.7 and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect, (l) loans and other transactions among the Borrowers and their Restricted Subsidiaries to the extent permitted under Section 7.1; provided that any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party shall be subordinated as provided in Section 7.1(d), (m) the existence of, or the performance by the Borrowers or any of their Restricted Subsidiaries of their obligations under the terms of any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and set forth on Schedule 7.7 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrowers or any of their Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement are not adverse to the interests of the Lenders in any material respect, (o) payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrowers, any of their direct or indirect parent companies or any of their Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrowers in good faith and that are permitted under Section 7.4, and (p) Investments permitted by Section 7.4(k).
          Section 7.8. Restrictive Agreements.
          The Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrowers or any other Restricted Subsidiary, to Guarantee Indebtedness of the Borrowers or any other Restricted Subsidiary or to transfer any of its property or assets to the Borrowers or any Restricted Subsidiary of the Borrowers; provided, that (i) the foregoing shall not apply to (A) restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (B) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder, (C) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (D) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary so long as such contractual obligations do not prohibit such Restricted Subsidiary from granting Liens in its assets to secure the Obligations or from Guaranteeing the Obligations, (E) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (F) restrictions and conditions which exist on the date hereof and set forth on Schedule 7.8 and (G) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (F) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrowers, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing and (ii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.
          Section 7.9. Sale and Leaseback Transactions.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
          Section 7.10. Hedging Transactions.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrowers or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrowers acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrowers or any of their Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
          Section 7.11. Amendment to Material Documents.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, amend, modify or waive any of its rights in any manner that is adverse in any material respect to the interests of the Lenders under (a) such Person’s certificate of incorporation, bylaws or other organizational documents or (b) Material Agreements.
          Section 7.12. Permitted Subordinated Indebtedness.
          (a) The Borrowers will not, and will not permit any of their Restricted Subsidiaries to make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

          (b) The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Permitted Subordinated Debt or change (to a date earlier than six months after the Maturity Date) the dates upon which principal payments are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrowers or any such Restricted Subsidiary than is customary for senior subordinated debt securities of comparable issuers issued in the capital markets at such time and placed by nationally recognized investment banks; or (iv) otherwise increase the obligations of the Borrowers or any Restricted Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be materially adverse to the Administrative Agent or the Lenders.
          Section 7.13. Accounting Changes.
          The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except for changes required by GAAP, SAP or any requirement of law or changes otherwise in accordance with GAAP, SAP or any requirement of law, or change the Fiscal Year of the Borrowers or of any of their Restricted Subsidiaries, except to change the Fiscal Year of a Restricted Subsidiary to conform its fiscal year to that of the Borrowers.
          Section 7.14. Lease Obligations.
          The Borrowers will not, and will not permit any Restricted Subsidiary to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP) which would cause the present value of the direct or contingent liabilities of the Borrowers and their Restricted Subsidiaries (considered on a consolidated basis under GAAP) under such leases or agreements to lease to exceed $7,500,000 (or such greater amount agreed to by the Administrative Agent) in the aggregate in any Fiscal Year.
          Section 7.15. Government Regulation.
          None of the Borrowers or any of their Restricted Subsidiaries will (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

          Section 7.16. ERISA.
          The Borrowers will not and will not cause or permit any ERISA Affiliate to cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.
ARTICLE VIII
EVENTS OF DEFAULT
          Section 8.1. Events of Default.
          If any of the following events (each an “Event of Default”) shall occur:
          (a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of the Borrowers or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect as of the date made or deemed made or submitted; or
          (d) the Borrowers shall fail to deliver the documents or instruments, or to take or cause to be taken such actions as required by, and within the timeframes set forth on Schedule 3.1, or the Borrowers shall fail to observe or perform any covenant or agreement contained in Section 5.2, or Section 5.3 (with respect to the Borrowers’ or any Loan Party’s existence) or ARTICLE VI or ARTICLE VII; or
          (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrowers becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrowers by the Administrative Agent; or
          (f) any Obligations fail to constitute “Senior Indebtedness” for purposes of the Subordinated Debenture Purchase Agreement, or any event of default (after giving effect to any grace period) shall have occurred and be continuing under the Subordinated Debt Documents that enables or permits the holder or holders thereof to cause such Permitted

Subordinated Debt to become due, or to require the prepayment or redemption thereof, in each case prior to the stated maturity thereof; or
          (g) the Borrowers or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
          (h) the Borrowers or any Restricted Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrowers or any such Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrowers or any Restricted Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrowers or any Restricted Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (j) the Borrowers or any Restricted Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrowers and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

          (l) any judgment or order for the payment of money in excess of $5,000,000 (to the extent not covered by insurance and, if covered by insurance, as to which the applicable insurance carrier has not denied coverage) in the aggregate shall be rendered against the Borrowers or any Restricted Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (m) any non-monetary judgment or order shall be rendered against the Borrowers or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (n) a Change in Control shall occur or exist; or
          (o) the Borrowers or any of their Restricted Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting the business of the Borrowers and their Restricted Subsidiaries or from restricting the Borrowers and their Restricted Subsidiaries from making Restricted Payment and, in each case, such order shall continue in effect for more than thirty (30) days and such injunction or prevention could reasonably be expected to result in a Material Adverse Effect; or
          (p) the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Borrowers or any of their Restricted Subsidiaries, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrowers or any of their Restricted Subsidiaries to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
          (q) any provision of any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, the Loan Party party thereto (other than in accordance with its terms), or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate the Loan Document to which it is a party; or
          (r) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrowers or any other Loan Party not to be, a valid, perfected, first priority (except for Permitted Liens or as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss results solely from the actions or the failure to act of the Administrative Agent; or
          (s) Fortegra shall have actual liability (as opposed to contingent) under the South Bay Guaranty in an amount exceeding $5,000,000;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, whereupon the Revolving Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
          Section 8.2. Application of Proceeds from Collateral.
          All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders during the existence of an Event of Default shall be applied as follows:
          (a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
          (b) second, to the fees and other reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
          (c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
          (d) fourth, to the fees due and payable under clauses (b) and (c) of Section 2.12 of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
          (e) fifth, to the aggregate outstanding principal amount of the Loans and, to the extent secured by Liens, the Net Mark-to-Market Exposure of the Borrowers and the Subsidiary Loan Parties, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Loans and Net Mark-to-Market Exposure;
          (f) sixth, to all other Obligations until the same shall have been paid in full; and
          (g) seventh, to the extent any proceeds remain, to the Borrowers or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses second through seventh to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.
ARTICLE IX
THE ADMINISTRATIVE AGENT
          Section 9.1. Appointment of Administrative Agent.
          Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Section 9.2. Nature of Duties of Administrative Agent.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrowers or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in ARTICLE III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.
          Section 9.3. Lack of Reliance on the Administrative Agent.
          Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.
          Section 9.4. Certain Rights of the Administrative Agent.
          If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
          Section 9.5. Reliance by Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
          Section 9.6. The Administrative Agent in its Individual Capacity.
          The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder.
          Section 9.7. Successor Administrative Agent.
          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrowers provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.
          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

          Section 9.8. Authorization to Execute other Loan Documents; Collateral.
          (a) Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents. Each Lender agrees (except to the extent provided in Section 9.7(b) following the resignation of the Administrative Agent) that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.
          (b) In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.
          (c) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Revolving Commitments and payment and satisfaction of all of the Obligations or the transactions contemplated hereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) upon the release of a Subsidiary Loan Guaranty made or Lien granted by a Subsidiary in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) upon the release of any Lien on any assets which are transferred or disposed of in accordance with the terms of this Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this clause.
          (d) Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, and upon at least ten (10) Business Days’ prior written request by the Borrowers, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers or any Guarantor) in respect of all interests retained by the Borrowers or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

          Section 9.9. No Other Duties, etc.
          Each Lender and the Borrowers (for themselves and the other Loan Parties) hereby agrees that the Arranger, in its capacity as such, shall not have any duties or obligations under any Loan Documents to the Borrowers, any Lender or any Loan Party.
          Section 9.10. Withholding Tax.
          To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
          Section 9.11. Administrative Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
     (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
          (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X
MISCELLANEOUS
          Section 10.1. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	Fortegra Financial Corporation LOTS Intermediate Co. 100 West Bay Street Jacksonville, Florida 32202 Attention: John Short Phone Number: (904) 350-9660 Telecopy Number: (904) 354-4525

With a copy to (which shall not constitute notice):	Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201 Attention: Kelly M. Dybala Phone Number: (214) 746-7898 Telecopy Number: (214) 746-7777

To the Administrative Agent:	SunTrust Bank 303 Peachtree Street, N. E. Atlanta, Georgia 30308 Attention: W. Bradley Hamilton Phone Number: (404) 588-8719 Telecopy Number: (404) 581-1775

With a copy to:	SunTrust Bank Agency Services 303 Peachtree Street, N. E./ 25th Floor Atlanta, Georgia 30308 Attention: Ms. Wanda Gregory Phone Number: (404) 588-8970 Telecopy Number: (404) 724-3879

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 10.1.
          (b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of the Borrowers. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
          (c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II unless such Lender and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          Section 10.2. Waiver; Amendments.
          (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal (excluding any mandatory prepayment) of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or Section 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrowers or any guarantor or limit the liability of the Borrowers under the Loan Documents or any such guarantor under any guaranty agreement, without the written consent of each Lender except as otherwise permitted by Section 9.8(c); (vii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; or (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders, provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
          Section 10.3. Expenses; Indemnification.
          (a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (provided, that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and its Affiliates taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction), and (ii) all out-of-pocket costs and expenses (including, without limitation, the fees, charges and disbursements of outside counsel (provided, that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Administrative Agent and the Lenders taken as a whole and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (provided, that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Indemnitees taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to the affected Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability of the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to the presence or Release of Hazardous Materials or any violation of Environmental Laws that first occurs at any property after such property is transferred to an Indemnitee by means of foreclosure, deed-in-lieu of foreclosure or similar transfer, and is not an Environmental Liability of the Borrowers or any of their Subsidiaries.
          (c) The Borrowers shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
          (d) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
          (e) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or the use of proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
          Section 10.4. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph Section 10.4(b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 and shall be in increments of $500,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitments assigned.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph Section 10.4(b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Revolving Commitment.
     (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.18.
     (v) No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrowers to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrowers shall be deemed to have given its consent five Business Days after the date written notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers prior to such tenth Business Day.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest thereon) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
          (d) Any Lender may at any time, without the consent of, or notice to, the Borrowers the Administrative Agent, sell participations to any Person (other than a natural person, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. A Lender who sells a participation shall (acting solely for this purpose as an agent of the Borrowers) maintain at one of its offices a copy of each agreement or instrument effecting such sale and the participation so transferred on a register substantially similar to the Register (the “Participant Register”).
          (e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Commitment of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, (iv) change Section 2.19(b) or Section 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release any guarantor or limit the liability of any guarantor under any guaranty agreement except to the extent such release is expressly provided under the terms of the Subsidiary Guaranty Agreement, or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 10.4, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17, and Section 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.17 and Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.18 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. EACH LOAN DOCUMENT (OTHER THAN AS

OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICT OF LAW RULES).
          (b) The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court of the State of Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.
          (c) The parties hereto irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
          Section 10.6. WAIVER OF JURY TRIAL.
          EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 10.7. Right of Setoff.
          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrowers and any of their Restricted Subsidiaries to such Lender.
          Section 10.8. Counterparts; Integration.
          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
          Section 10.9. Survival.
          All covenants, agreements, representations and warranties made by the Borrowers herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.16, Section 2.17, Section 2.18, and Section 10.3 and

ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination the Revolving Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.
          Section 10.10. Severability.
          Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 10.11. Confidentiality.
          Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of any information relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, except to the extent expressly designated in writing as public information at the time delivered to it by the Borrowers or any Subsidiary, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender including without limitation accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information by the Persons who have agreed to keep such Information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Person disclosing any such information pursuant to this clause (ii) shall provide the Borrowers with reasonably prompt notice of such disclosure provided that such Person shall not incur any liability from its failure to do so), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder or (vii) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
          Section 10.12. Interest Rate Limitation.
          Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          Section 10.13. Waiver of Effect of Corporate Seal.
          The Borrowers represent and warrants that neither them nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrowers under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
          Section 10.14. Patriot Act.
          The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
          Section 10.15. Independence of Covenants.
          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

          Section 10.16. All Obligations to Constitute Joint and Several Obligations.
          All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lenders, to the extent provided in the Loan Documents under which such Lien arises. The Borrowers expressly represent and acknowledge that they are part of a common enterprise with each other and that any financial accommodations by the Lenders to either Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to the other. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts between the Borrowers for such Loans or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to either Borrower inure to the mutual benefit of both Borrowers and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder.
(remainder of page left intentionally blank)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FORTEGRA FINANCIAL CORPORATION LOTS INTERMEDIATE CO., as Borrowers
By	/s/ Michael Vrban
	Name:	Michael Vrban
	Title:	Executive Vice President, Acting Chief Financial Officer and Treasurer

[SEAL]
[Signatures Continued on Following Page]

[Signature Page to Revolving Credit Agreement with
Fortegra Financial Corporation and LOTS Intermediate Co.]

SUNTRUST BANK as Administrative Agent and as a Lender
By	/s/ W. Bradley Hamilton
	Name:	W. Bradley Hamilton
	Title:	Director

Schedule I
APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Applicable
		Applicable Margin		Percentage for
		for Eurodollar	Applicable Margin	Revolving
Pricing Level	Total Leverage Ratio	Loans	for Base Rate Loans	Commitment Fee
I	Greater than or equal to 2.50:1.00	4.00% per annum	3.00% per annum	0.60% per annum
II	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	3.75% per annum	2.75% per annum	0.55% per annum
III	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	3.50% per annum	2.50% per annum	0.50% per annum
IV	Less than 1.50:1.00	3.25% per annum	2.25% per annum	0.45% per annum

Schedule II
COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount

SunTrust Bank	$35,000,000

SCHEDULE 3.1
POST-CLOSING MATTERS
     1. No later than August 14, 2010 (or such later date to which the Administrative Agent may agree), the Borrower shall deliver to the Administrative Agent fully executed deposit account control agreements in form and substance reasonably satisfactory to the Administrative Agent covering deposit accounts (other than Excluded Accounts (as such term is defined in the Security Agreement) and any deposit account which, for the period of five consecutive Business Days ending on the date hereof, had an average daily balance of $600,000 or less (calculated at the end of each Business Day)) of a Loan Party as requested by the Administrative Agent.
     2. No later than July 16, 2010 (or such later date to which the Administrative Agent may agree) the Existing Lender shall (x) amend to the reasonable satisfaction of the Administrative Agent the documentation pertaining to the following letters of credit to reflect that the only assets of the Borrowers or any Restricted Subsidiary securing amounts owing under such letters of credit are cash collateral pursuant to terms permitted by the Credit Agreement and (y) provide an acknowledgement reasonably satisfactory to the Administrative Agent that the letters of credit described in items (a) and (b) below are in effect and have not expired by their terms:
     (a) Irrevocable Letter of Credit No. 9003, issued on September 30, 1999;
     (b) Clean, Irrevocable and Unconditional Letter of Credit No. 9518, issued on December 22, 2004; and
     (c) Irrevocable Letter of Credit No. 9705, issued on December 12, 2005.

SCHEDULE 4.16
SUBSIDIARIES

	Ownership Interest	Jurisdiction of			Regulated Insurance
Name of Subsidiary	of Borrower	Organization	Type of Subsidiary	Loan Party?	Company?
LOTS Intermediate Co.	100% owned by Fortegra Financial Corporation	Delaware	corporation	Yes	No
Bliss and Glennon, Inc.	100% owned by LOTS Intermediate Co.	California	corporation	Yes	No
Corporate Services Solutions, Inc.[1]	100% owned by LOTS Intermediate Co.	Georgia	corporation	No	No
LOTSolutions, Inc.	100% owned by LOTS Intermediate Co.	Georgia	corporation	Yes	No
Fortegra Services, LLC	100% owned by LOTSolutions, Inc.	Delaware	limited liability company	No	No
CIRG, LLC	100% owned by Fortegra Services, LLC	New York	limited liability company	No	No
Life of the South Insurance Company	100% owned by LOTS Intermediate Co.	Georgia	corporation	No	Yes
Bankers Life of Louisiana	100% owned by Life of the South Insurance Company	Louisiana	corporation	No	Yes

[1]	To be dissolved.

1

	Ownership Interest	Jurisdiction of			Regulated Insurance
Name of Subsidiary	of Borrower	Organization	Type of Subsidiary	Loan Party?	Company?
Insurance Company of the South	30% owned by Life of the South Insurance Company 70% owned by LOTS Intermediate Co.	Georgia	corporation	No	Yes
Southern Financial Life Insurance Company	85% owned by LOTS Intermediate Co.	Kentucky	corporation	No	Yes
LOTS Reassurance Company	100% owned by LOTS Intermediate Co.	Turks and Caicos	corporation	No	Yes
CRC Reassurance Company, Ltd.	100% owned by LOTS Intermediate Co.	Turks and Caicos	corporation	No	Yes
Lyndon Southern Insurance Company	100% owned by LOTS Intermediate Co.	Delaware	corporation	No	Yes
South Bay Acceptance Corporation	100% owned by LOTS Intermediate Co.	California	corporation	No	No
Continental Car Club, Inc.	100% owned by LOTS Intermediate Co.	Tennessee	corporation	No	No

2

SCHEDULE 4.21
OWNED AND LEASED REAL PROPERTY
OWNED REAL PROPERTY
None.
LEASED REAL PROPERTY
100 West Bay Street
Jacksonville, FL 32202
2350 Prince Ave.
Bldg. 1, Suite 4
Athens, GA 30606
1406 Wilson Road
Conroe, TX 77304
1100 Jorie Blvd., Suite 126
Oak Brook, IL 60523
735 Primera Blvd.
Lake Mary, FL 32746
5550 Sterrett Place
Columbia, MD 21044
555 W. Granada Blvd., Suite A-4
Ormond Beach, FL 32174
435 N. Pacific Coast Hwy, #200
Redondo Beach, CA 90277
940 Canterbury Place, Suite 200
Escondido, CA 92025
18630 Sutter Blvd.
Morgan Hill, CA 95037
565 Commercial Street, Suite 100
San Francisco, CA 94111
168 S. River Rd., Suite 3A
Bedford, NH 03110
25060 W. Ave. Stanford
Suite 285
Santa Clarita, CA 91355

3

500 East E. St., Suite 217
Ontario, CA 91764
10000 N. Central Expressway #400
Dallas, TX 75231
One & Two Chase Corporate Drive
Birmingham, AL 35244
195 Danbury Road, Suite 120
Wilton, CT 06897
4745 Sutton Park Place, Unit 803
Jacksonville, FL 32224

4

SCHEDULE 4.22
MATERIAL AGREEMENTS
1.	Administrative Services Agreement, dated as of August 1, 2002, by and between Life of the South Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA, as amended and in effect from time to time.
2.	Claims Service Agreement, effective as of December 1, 2008, by and between National Union Fire Insurance Company of Pittsburgh, P.A. and its affiliated insurance companies, as Insurer, and LOTSolutions, Inc., as Third Party Administrator, as amended and in effect from time to time.

5

SCHEDULE 7.1
OUTSTANDING INDEBTEDNESS
1.	Indebtedness outstanding with respect to the issuance of the Fortegra Preferred Stock.

2.	Indebtedness outstanding under that certain Indenture, dated June 20, 2007, between LOTS Intermediate Co. and Wilmington Trust Company, as trustee, as amended or otherwise modified to the extent not prohibited by the Credit Agreement (the “LOTS Indenture”).

3.	Indebtedness outstanding under the Loan Agreement, dated as of July 1, 2007 (as amended or otherwise modified from time to time, the “Lyndon Southern Loan Agreement”), by and among Fortegra Financial Corporation (formerly known as Life of the South Corporation) and Lyndon Southern Insurance Company, under which Lyndon Southern Insurance Company owes Fortegra Financial Corporation approximately $2,000,000 as of the date hereof.

4.	Reimbursement obligations in respect of Letter of Credit No. 9518 with the current stated amount of $150,000 issued by Synovus Bank, as successor in interest to Columbus Bank and Trust Company by name change, as issuing bank, to RGA Reinsurance Company, as beneficiary, on behalf of Fortegra Financial Corporation, as successor in interest to Life of the South Corporation by name change, as may be amended or otherwise modified from time to time.

5.	Reimbursement obligations in respect of Letter of Credit No. 9003 with the current stated amount of $400,000 issued by Synovus Bank, as successor in interest to Columbus Bank and Trust Company by name change, as issuing bank, to American Republic Insurance Company, as beneficiary, on behalf of Fortegra Financial Corporation, as successor in interest to Life of the South Corporation by name change, as may be amended or otherwise modified from time to time.

6.	Reimbursement obligations in respect of Letter of Credit No. 9705 with the current stated amount of $4,000,000 issued by Synovus Bank, as successor in interest to Columbus Bank and Trust Company by name change, as issuing bank, to London Life International Reinsurance Corporation, as beneficiary, on behalf of Fortegra Financial Corporation, as successor in interest to Life of the South Corporation by name change, as may be amended or otherwise modified from time to time.

7.	Reimbursement obligations in respect of Letter of Credit No. 10091 with the current stated amount of $150,000 issued by Synovus Bank, as successor in interest to Columbus Bank and Trust Company by name change, as issuing bank, to Lyndon Property Insurance Company, as beneficiary, on behalf of Insurance Company of the South, as may be amended or otherwise modified from time to time.

6

SCHEDULE 7.2
EXISTING LIENS
1.	On or prior to July 16, 2010, Liens securing reimbursement obligations in respect of letters of credit listed on Schedule 7.1 hereto.

2.	After July 16, 2010, cash collateral securing reimbursement obligations in respect of letters of credit listed on Schedule 7.1 hereto.

3.	Liens listed on Annex A attached hereto.

7

ANNEX A TO SCHEDULE 7.2

Entity	Secured Party and Address	File Date	Jurisdiction	File Number	Collateral
Bliss and Glennon, Inc.	Canon Financial Services 158 Gaither Drive, #200 Mt. Laurel, New Jersey 08054	11/1/2006	California	06-7090609774	Certain Equipment

Fortegra Financial Corporation (formerly known as Life of the South Corp)	IOS Capital 1738 Bass Rd. Macon, Georgia 31210-1043	6/27/2005	Fulton County, Georgia	060200507710	Certain Equipment

Fortegra Financial Corporation (formerly known as Life of the South Corp)	IBM Credit LLC 1 North Castle Drive Armonk, New York 10504-2575	11/29/2005	Barrow County, Georgia	007-2005-017674	Certain Equipment

Fortegra Financial Corporation (formerly known as Life of the South Corp)	IOS Capital 1738 Cass Road Macon, Georgia 31210-1043	5/2/2006	Fulton County, Georgia	060200605570	Certain Equipment

Fortegra Financial Corporation (formerly known as Life of the South Corp)	IBM Credit LLC 1 North Castle Drive Armonk, New York 10504	7/6/2006	Barrow County, Georgia	007-2006-11955	Certain Equipment

Fortegra Financial Corporation (formerly known as Life of the South Corp)	IOS Capital 1738 Bass Road Macon, Georgia 31210-1043	7/11/2006	Fulton County, Georgia	060200608491	Certain Equipment

Fortegra Financial Corporation (formerly known as Life of the South Corp)	Ikon Financial Services 1738 Bass Rd Macon, Georgia 31210-1043	6/20/2008	Fulton County, Georgia	0602008-06466	Certain Equipment

8

SCHEDULE 7.4
EXISTING INVESTMENTS
1.	Investments in Subsidiaries set forth on Schedule 4.16.

2.	Investments in equity interests listed on Annex A attached hereto.

3.	Investments consisting of loans to the customer accounts listed on Annex B attached hereto, as the same may be extended or otherwise modified from time to time.

4.	Investments arising in connection with the Lyndon Southern Loan Agreement.

9

ANNEX A TO SCHEDULE 7.4

Holder	Issuer	Number of Shares
Bankers Life of Louisiana	CTB Financial	18,096
Bankers Life of Louisiana	First Guaranty Bank	3,000
Life of the South Insurance Company	Atlantic Southern Financial Group, Inc.	2,320.48
Life of the South Insurance Company	BNCCORP Inc.	1,100
Life of the South Insurance Company	Bank of Ellijay	2,500
Life of the South Insurance Company	Cherokee Banking Co	1,100
Life of the South Insurance Company	Chestatee State Bank	2,679
Life of the South Insurance Company	First Commerce Community Bank	1,000
Life of the South Insurance Company	First Georgia Community Corp.	2,500
Life of the South Insurance Company	Flint Community Bancshares, Inc.	2,500
Life of the South Insurance Company	Georgia Carolina Bancshares, Inc.	10,350
Life of the South Insurance Company	Georgia Trust Bancshares Inc.	2,500
Life of the South Insurance Company	Mountain Heritage Bank	2,500
Life of the South Insurance Company	Mountain Valley Community Bank	1,250
Life of the South Insurance Company	The National Bank of Georgia	1,000
Life of the South Insurance Company	Newnan Coweta Bancshares Inc.	1,000
Life of the South Insurance Company	North Georgia Bank	1,000
Life of the South Insurance Company	Oconee State Bank	750
Life of the South Insurance Company	Oglethorpe Bank	1,000
Life of the South Insurance Company	PAB Bankshares Inc.	2,040
Life of the South Insurance Company	Piedmont Community Bank Group, Inc.	1,200
Life of the South Insurance Company	RCB Financial Corporation	2,500
Life of the South Insurance Company	Security Bank Corporation	4,959
Life of the South Insurance Company	Southwest Georgia Financial Corp.	3,536
Life of the South Insurance Company	SunTrust Banks, Inc.	724

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Holder	Issuer	Number of Shares
Life of the South Insurance Company	United Community Banks, Inc.	6,232
Life of the South Insurance Company	Fountain Square Life (Fifth Third)	260

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ANNEX B TO SCHEDULE 7.4

Holder	Issuer	Principal Amount	Original Maturity Date
Fortegra Financial Corporation	Advantage Financial Services, Inc.	$100,000	5/1/2009
Fortegra Financial Corporation	Bay County Consumer Finance Inc.	$100,000	1/1/2008
Fortegra Financial Corporation	Bayou State Credit, LLC	$55,000	6/1/2010
Fortegra Financial Corporation	Cajun Loan & Mortgage of Lafayette Inc.	$15,000	4/27/2010
Fortegra Financial Corporation	Central Financial Services Inc.	$100,000	5/1/2007
Fortegra Financial Corporation	Cinco Financial Services Inc.	$200,000	10/1/2009
Fortegra Financial Corporation	Coastal Finance Company	$28,000	3/1/2011
Fortegra Financial Corporation	Deep South Financial Services, Inc.	$100,000	2/1/2010
Fortegra Financial Corporation	First Credit Finance, Inc.	$150,000	5/1/2007
Fortegra Financial Corporation	Gallineau Finance, LLC	$20,000	5/1/2007
Fortegra Financial Corporation	Hawk, Inc.	$150,000	7/1/2010
Fortegra Financial Corporation	Lee Finance Corporation	$50,000	3/1/2011
Fortegra Financial Corporation	St. Ives Management, Inc.	$300,000	9/15/2008
Fortegra Financial Corporation	St. James Credit, LLC	$25,000	6/1/2010
Fortegra Financial Corporation	Suncoast Acceptance Inc.	$88,408.84	9/15/2008
Fortegra Financial Corporation	Sunset Finance Company, LLC	$75,000	8/30/2011
Fortegra Financial Corporation	Sunset Finance of Augusta, LLC	$75,000	8/30/2011
Fortegra Financial Corporation	Sunset Finance of Monroe	$75,000	8/30/2011
Fortegra Financial Corporation	Mathes Management Enterprises Inc.	$76,000	5/1/2010
Fortegra Financial Corporation	Walters Management Company	$458,300	1/1/2013

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SCHEDULE 7.7
TRANSACTIONS WITH AFFILIATES
1.	Stockholders Agreement, dated March 7, 2007, by and among Fortegra Financial Corporation (formerly known as Life of the South Corporation) and the stockholders party thereto.

2.	Lyndon Southern Loan Agreement.

3.	Irrevocable Letter of Credit Application and Reimbursement Agreement, dated November 21, 2008, relating to Letter of Credit No. 10091 issued by Synovus Bank, as successor in interest to Columbus Bank and Trust Company by name change, on behalf of Insurance Company of the South in favor of Lyndon Property Insurance Company.

4.	Agreements in effect on the Closing Date governing guarantees provided by any Borrower or any of the Restricted Subsidiaries on behalf of any Borrower or any of the Restricted Subsidiaries to the extent such guarantees are permitted by Section 7.4(k) of the Credit Agreement.

13

SCHEDULE 7.8
RESTRICTIVE AGREEMENTS
1.	Indebtedness outstanding under the LOTS Indenture.

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EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
[date to be supplied]
     Reference is made to the Revolving Credit Agreement dated as of June 16, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among Fortegra Financial Corporation, a Georgia corporation (“Fortegra”), LOTS Intermediate Co., a Delaware corporation (together with Fortegra, each a “Borrower” and collectively the “Borrowers”), the lenders from time to time parties thereto and SunTrust Bank, as Administrative Agent for such lenders. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings.
     [name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the assignment date set forth below (the “Assignment Date”), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Revolving Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date, [(i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii)]1 the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.18(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, and any documentation required to be delivered pursuant to Section 10.4 of the Credit Agreement, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.
     The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial

[1]	Bracketed language may be omitted if Assignee is an existing Lender at the time of the assignment.

condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     The Assignee (a) represents, warrants and, in the case of clause (iii) below, covenants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 10.4 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the effective date set forth below (the “Effective Date”), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder with respect to the Assigned Interest and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder (in addition to any rights and obligations it may theretofore hold as a Lender), (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
Alternative to be selected [Alternative A: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.] [Alternative B: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]
This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery or other electronic transmission (including by telecopy or by email, in pdf format) of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This

Exhibit A - 2

Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Assignment Date:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for
Notices:
Effective Date of Assignment:
(“Effective Date”):

Percentage Assigned of
Revolving Commitment (set
forth, to at least 8 decimals, as
a percentage of the aggregate
	Principal Amount	Revolving Commitments of all
Facility	Assigned	Lenders thereunder)
Revolving Loans:	$	%
The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

Exhibit A - 3

The undersigned hereby consents to the within assignment2:

Fortegra Financial Corporation		SunTrust Bank, as Administrative Agent:

By:		By:
	Name:		Name:
	Title:		Title:

LOTS Intermediate Co.

By:
Name:
Title:

[2]	Consents to be included to the extent required by Section 10.4(b)(iii) of the Credit Agreement.

Exhibit A - 4

EXHIBIT B
FORM OF PLEDGE AGREEMENT
     This PLEDGE AGREEMENT, dated as of June 16, 2010 (together with all amendments, if any, from time to time hereto, this “Agreement”) by and among FORTEGRA FINANCIAL CORPORATION, a Georgia corporation (“Fortegra”), and the other Persons who may become “Pledgors” hereunder (together with Fortegra each a “Pledgor” and collectively, the “Pledgors”), and SUNTRUST BANK, in its capacity as Administrative Agent (the “Administrative Agent”) for its benefit and the benefit of the other Lenders (as defined in the Credit Agreement defined below).
WITNESSETH:
          WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of the date hereof by and among Fortegra, LOTS Intermediate Co., a Delaware corporation (“LOTS”; together with Fortegra, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent) (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), the Lenders have agreed to make Loans to the Borrowers;
     WHEREAS, certain Pledgors are the record and beneficial owners of the stock listed in Part A of Schedule I hereto and certain Pledgors are the owners of the promissory notes and instruments listed in Part B of Schedule I hereto;
     WHEREAS, in order to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and the other Loan Documents, to induce the Lenders to make the Loans as provided for in the Credit Agreement, and to induce the Secured Parties (as defined below) to make other extensions of credit available to the Borrowers, each Pledgor has agreed to pledge the Pledged Collateral to the Administrative Agent to secure the payment and performance of the Obligations in accordance herewith;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors hereby agree as follows:
     1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
     “Act” has the meaning assigned to such term in Section 8(c) hereof.
     “Bankruptcy Code” means title 11, United States Code, as amended from time to time, and any successor statute thereto.
     “Pledged Collateral” has the meaning assigned to such term in Section 2 hereof.

     “Pledged Entity” means an issuer of Pledged Shares.
     “Pledged Indebtedness” means the Indebtedness evidenced by promissory notes and instruments listed on Part B of Schedule I hereto.
     “Pledged Shares” means the stock listed on Part A of Schedule I hereto.
     “Secured Obligations” has the meaning assigned to such term in Section 3 hereof.
     “Secured Parties” means the Lenders and the Lenders and Affiliates of Lenders that have entered into a Hedging Transaction with a Loan Party.
     “Termination Date” has the meaning assigned to such term in Section 11 hereof.
     2. Pledge. The Pledgors hereby pledge and charge to the Administrative Agent, and grant to the Administrative Agent for itself and the benefit of the Secured Parties, a first priority security interest in all of the following (collectively, the “Pledged Collateral”):
     (a) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, distributions and other products or proceeds of the foregoing from time to time received or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and
     (b) any additional shares of stock from time to time acquired by the Pledgors in any manner (which shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, distributions and other products or proceeds from time to time received or otherwise distributed in respect of or in exchange for any or all of such stock; and
     (c) the Pledged Indebtedness, and the promissory notes or instruments evidencing the Pledged Indebtedness, and all interest, products or proceeds of the foregoing from time to time received or otherwise distributed in respect of the Pledged Indebtedness; and
     (d) all additional Indebtedness arising after the date hereof and owing to the Pledgors evidenced by promissory notes or other instruments (other than items deposited for collection in the ordinary course of business), together with such promissory notes and instruments, and all interest, products or proceeds of the foregoing from time to time received, receivable or otherwise distributed in respect of that Pledged Indebtedness; provided that, notwithstanding the foregoing, the term “Pledged Collateral” (and any component definition thereof) shall not include (i) ownership interests in joint ventures and non-wholly-owned Subsidiaries to the extent that such ownership interests cannot be pledged without the consent of one or more non-Affiliate third parties, (ii) any promissory note or instrument to which any Pledgor is a party or any of such Pledgor’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (A) give the payor under, or the maker of such promissory note or instrument, the right to terminate its obligations thereunder, (B) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Pledgor therein or (C) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such promissory note or

6

instrument (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided that such promissory note or instrument shall be excluded from the definition of “Pledged Collateral” only to the extent and for so long as the consequences specified above shall exist and shall cease to be excluded from the definition of “Pledged Collateral” and shall become subject to the Liens granted hereunder, immediately and automatically, at such time as such consequences shall no longer exist, (iii) any asset if the grant or perfection of a security interest is prohibited by applicable law for so long as such law is in force and applicable hereto, (iv) any Capital Stock of any Subsidiary held by any Loan Party, other than the Capital Stock of LOTS held by Fortegra, but only for so long as the Indenture dated June 20, 2007 between LOTS, as issuer, and Wilmington Trust Company, as trustee, is in effect and (v) any property acquired by any Loan Party if and to the extent that the Administrative Agent and the Borrowers shall have determined that the costs (including, without limitation, recording taxes and filing fees) of creating and perfecting a Lien on such property interests are excessive in relation to the value of the security afforded thereby.
     3. Security for Obligations. This Agreement secures, and the Pledged Collateral is security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all Obligations of any kind under or in connection with, the Credit Agreement and the other Loan Documents or any Hedging Transaction entered into with any Secured Party, and all obligations of the Pledgors now or hereafter existing under this agreement (collectively, the “Secured Obligations”).
     4. Delivery of Pledged Collateral. All certificates evidencing the Pledged Stock and all promissory notes and instruments evidencing the Pledged Indebtedness with a face value in excess of $1,000,000 individually shall be delivered to and held by or on behalf of the Administrative Agent, for itself and the benefit of the Secured Parties, pursuant hereto. All Pledged Shares which are certificated and delivered in accordance with the immediately preceding sentence shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent and all promissory notes or other instruments evidencing the Pledged Indebtedness shall be endorsed by the Pledgors or accompanied by a duly executed instrument of transfer or allonge in form and substance reasonably satisfactory to the Administrative Agent.
     5. Representations and Warranties of Pledgors. Each Pledgor represents and warrants to the Administrative Agent that:
     (a) Such Pledgor is, and at the time of delivery of the Pledged Shares to the Administrative Agent will be, the sole holder of record and the sole beneficial owner of such Pledged Shares pledged by such Pledgor free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Agreement and any Permitted Liens; such Pledgor is and at the time of delivery of the Pledged Indebtedness to the Administrative Agent will be, the sole owner of such Pledged Indebtedness free and clear of any Lien thereon or affecting title thereto, except for any Lien created by this Agreement and any Permitted Liens;

7

     (b) All of the Pledged Shares issued by any Subsidiary of any Pledgor have been duly authorized, validly issued and are fully paid and non-assessable; the Pledged Indebtedness issued by any Subsidiary of any Pledgor has been duly authorized, authenticated or issued and delivered by, and is, to the knowledge of such Pledgor, the legal, valid and binding obligations of, the Person obligated under such Pledged Indebtedness, and no such Person that is a Loan Party is in default in any material respect thereunder or of any material provision thereunder;
     (c) Such Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral pledged by such Pledgor to the Administrative Agent as provided herein;
     (d) None of the Pledged Shares or Pledged Indebtedness, in each case issued by any Subsidiary of any Pledgor, has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject; provided, that no representation is made with respect to any transfer to the Administrative Agent pursuant to the terms of this Agreement;
     (e) All of the Pledged Shares are, as of the date hereof, presently owned by such Pledgor, and, to the extent applicable, are presently represented by the certificates listed on Part A of Schedule I hereto or on the Pledge Amendment (as defined below), as the case may be. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Shares;
     (f) No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor, or (ii) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except, in each case, for compliance with the Act, those as have been obtained or made and are in full force and effect and recordings and filings in connection with the perfection of the Liens granted to the Administrative Agent hereunder;
     (g) each Subsidiary that is issuing Pledged Shares but that is not a corporation will not issue certificates to evidence its equity interests unless it has opted in to Article 8 under Section 8-103(c) of the UCC;
     (h) The Uniform Commercial Code financing statements containing a description of the Pledged Collateral, which have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent and the Secured Parties by the Pledgors for filing in each governmental office specified on Schedule II hereof, are all the filings that are necessary as of the Closing Date to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Pledged Collateral in which the security interest may be perfected by filing a financing statement under the Uniform Commercial Code;

8

     (i) The security interests granted in the Pledged Collateral pursuant to this Agreement (i) will create a legal and valid Lien and security interest in the Pledged Collateral in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties, securing the payment of the Secured Obligations and (ii), subject to the filings described in Section 5(g), constitutes a perfected security interest in all Pledged Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any state thereof) pursuant to the Uniform Commercial Code, and such Lien is prior to all other Liens other than Permitted Liens;
     (j) This Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity;
     (k) The Pledged Shares issued by LOTS constitute 100% of the issued and outstanding shares of stock of LOTS; and
     (1) Except as disclosed on Part B of Schedule I, as of the Closing Date, none of the Pledged Indebtedness is subordinated in right of payment to other Indebtedness (except for the Secured Obligations) or subject to the terms of an indenture.
The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.
     6. Covenants. Each Pledgor covenants and agrees that until the Termination Date:
     (a) Such Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as the Administrative Agent from time to time may reasonably request in order to ensure to the Administrative Agent and the Secured Parties the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement, including the filing of any necessary Uniform Commercial Code financing statements, which may be filed by the Administrative Agent, and will cooperate with the Administrative Agent, at each Pledgor’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state or local law in connection with such Liens or any sale or transfer of the Pledged Collateral conducted pursuant to the terms of this Agreement;
     (b) Each Pledgor has and will defend the title to the Pledged Collateral and the Liens of the Administrative Agent in the Pledged Collateral against the claim of any Person (other than holders of Permitted Liens) and will maintain and preserve such Liens; and
     (c) Each Pledgor will, upon obtaining ownership of any additional stock or promissory notes or instruments, in each case, of the type constituting Pledged Collateral,

9

promptly (and in any event within ten (10) Business Days or such longer period as to which the Administrative Agent may consent) deliver to the Administrative Agent a Pledge Amendment, duly executed by each Pledgor, in substantially the form of Exhibit A hereto (a “Pledge Amendment”) in respect of any such additional stock, notes or instruments, pursuant to which each Pledgor shall pledge to the Administrative Agent for its benefit and the benefit of the Secured Parties all of such additional stock, notes and instruments subject to the limitations on the pledge of the voting stock of Foreign Subsidiaries contained in this Agreement and the other Loan Documents. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares and Pledged Indebtedness listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.
     7. Pledgors’ Rights. As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to the Pledgors in accordance with Section 8(a) hereof:
     (a) Each Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral owned by it, or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which is not conditioned upon payment in full of all Obligations (other than contingent obligations for which no claim has been asserted) and termination of all commitments under the Credit Agreement or receipt of the consent or approval of the Required Lenders or all affected Lenders, as applicable, under the Credit Agreement if such vote would have the effect of impairing the position or interest of the Administrative Agent in respect of the Pledged Collateral (unless and to the extent expressly permitted by the Credit Agreement) or which would authorize, effect or consent to (unless and to the extent expressly permitted by the Credit Agreement):
          (i) the dissolution or liquidation, in whole or in part, of a Pledged Entity;
          (ii) the consolidation or merger of a Pledged Entity with any other Person; or
          (iii) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of the Administrative Agent; and
     (b) each Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Shares and Pledged Indebtedness to the extent (A) the transaction or event which enabled such payment was not in violation of the Credit Agreement and (B) the payment thereof is not in violation of the Credit Agreement other than any and all dividends and interest paid or payable other than in cash in respect of any Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for,

10

any Pledged Collateral; provided, however, that until actually paid all rights to such distributions shall remain subject to the Lien created by this Agreement.
     8. Defaults and Remedies; Proxy.
     (a) Upon the occurrence of an Event of Default and during the continuation of such Event of Default, and concurrently with written notice to the applicable Pledgor, the Administrative Agent (personally or through an agent) is hereby authorized and empowered (i) to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, (ii) to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, (iii) to exercise (upon one Business Day’s prior written notice to the applicable Pledgor) the voting (if any) and all other rights as a holder with respect thereto, (iv) to collect and receive all cash dividends, interest, principal and other distributions made thereon, (v) to receive, upon the request of the Administrative Agent, all other distributions in respect of any of the Pledged Shares or Pledged Indebtedness, whenever paid or made, to hold as Pledged Collateral (provided that, if such dividends, interest or distributions are received by any Pledgor, they shall be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement)), (vi) subject to the mandatory requirements of applicable law, to sell in one or more sales after ten (10) days notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice each Pledgor agrees is commercially reasonable) the whole or any part of the Pledged Collateral and (vii) to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof. Any sale shall be made at a public or private sale at the Administrative Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Administrative Agent may deem fair, and the Administrative Agent may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but the Administrative Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Administrative Agent. EACH PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT UPON THE OCCURRENCE OF AN EVENT OF DEFAULT AND DURING THE CONTINUATION OF SUCH EVENT OF DEFAULT, AS THE PROXY AND ATTORNEY-IN-FACT OF SUCH PLEDGOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SHARES UPON THE GIVING OF NOTICE AS REQUIRED BY SECTION 8(A)(III) ABOVE, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE

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RIGHT TO VOTE THE PLEDGED SHARES UPON THE GIVING OF NOTICE AS REQUIRED BY SECTION 8(A)(III) ABOVE, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT AND DURING THE CONTINUATION OF SUCH EVENT OF DEFAULT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SHARES WOULD BE ENTITLED (INCLUDING UPON THE GIVING OF NOTICE AS REQUIRED BY SECTION 8(A)(III) ABOVE, GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE AUTOMATICALLY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT AND DURING THE CONTINUATION OF SUCH EVENT OF DEFAULT AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SHARES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SHARES OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, THE ADMINISTRATIVE AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.
     (b) If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Administrative Agent, in its discretion, that the proceeds of the sales of the whole of the Pledged Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, the Administrative Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to the Pledgors.
     (c) If, at any time when the Administrative Agent shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), the Administrative Agent may, in its discretion (subject only to applicable Requirements of Law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, the Administrative Agent in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of

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registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or any part thereof. In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then the Administrative Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable Requirements of Law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:
          (i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;
          (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof;
          (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about any Pledgor and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof; and
          (iv) as to such other matters as the Administrative Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.
     (d) The Pledgors recognize that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (c) above. Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if such Pledgor and the Pledged Entity would agree to do so.
     (e) Each Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension,

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moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and such Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Each Pledgor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of the Administrative Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon such Pledgor by the Administrative Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against such Pledgor in any respect.
     (f) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to the Administrative Agent, that the Administrative Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8 shall be specifically enforceable against such Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.
     9. Waiver. No delay on the Administrative Agent’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgors by the Administrative Agent with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice the Administrative Agent’s rights as against the Pledgors in any respect.
     10. Assignment. The Administrative Agent may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the Credit Agreement, and the holder of such instrument shall be entitled to the benefits of this Agreement.
     11. Termination. Immediately following the earlier of the Maturity Date and the date on which all Loan Obligations (other than any contingent indemnification obligations as to which no claim has been asserted) shall have been paid in full (the “Termination Date”), (a) the Administrative Agent shall promptly deliver to the Pledgors all Pledged Collateral pledged by each Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith; (b) subject to Section 14 of this Agreement, all documents and instruments executed and delivered pursuant to clause (a) above shall be free and clear of the Liens hereof and, except as otherwise expressly provided herein, all of Pledgors’ obligations hereunder shall at such time terminate; and (c) in connection with any termination or release pursuant to clause

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(a) above, the Administrative Agent shall promptly execute and deliver to the Pledgors all Uniform Commercial Code termination statements and similar documents that the Pledgors shall reasonably require to evidence such termination or release.
     12. Lien Absolute. All rights of the Administrative Agent hereunder, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of:
     (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;
     (c) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;
     (d) the insolvency of any Loan Party; or
     (e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor (other than the occurrence of the Termination Date).
     13. Release. Each Pledgor consents and agrees that the Administrative Agent may at any time, or from time to time, in its discretion:
     (a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations, subject to the terms of the Credit Agreement; and
     (b) exchange, release and/or surrender all or any of the Collateral (including the Pledged Collateral), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Administrative Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as the Administrative Agent may deem proper, and without notice to or further assent from Pledgors, it being hereby agreed that each Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreement, or any other agreement governing any Secured Obligations. Each Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon such Pledgor. No act or omission of any kind on the Administrative Agent’s part shall in any event affect or impair this Agreement.

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     14. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Pledgor or any Pledged Entity for liquidation or reorganization, should any Pledgor or any Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of a Pledgor’s or a Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     15. Miscellaneous.
     (a) The Administrative Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.
     (b) Each Pledgor agrees to reimburse the Administrative Agent for fees and expenses incurred by the Administrative Agent in connection with the administration and enforcement of this Agreement to the extent the Borrower would be required to do so under Section 10.3 of the Credit Agreement.
     (c) Neither the Administrative Agent, nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
     (d) THIS AGREEMENT SHALL BE BINDING UPON EACH PLEDGOR AND ITS SUCCESSORS AND ASSIGNS (INCLUDING A DEBTOR-IN-POSSESSION ON BEHALF OF SUCH PLEDGOR), AND SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, THE ADMINISTRATIVE AGENT AND ITS SUCCESSORS AND PERMITTED ASSIGNS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (e) EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF AND IRREVOCABLY AGREES THAT, SUBJECT TO THE ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF

16

THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED IN SECTION 17. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     16. Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.
     17. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Credit Agreement (notice to any Pledgor shall be deemed given when delivered to the Borrowers in accordance with the terms of the Credit Agreement).
     18. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     19. Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
     20. Benefit of the Secured Parties. All security interests granted or contemplated hereby shall be for the benefit of the Administrative Agent and the Secured Parties, and all proceeds or payments realized from the Pledged Collateral in accordance herewith shall be applied to the Secured Obligations in accordance with the terms of the Credit Agreement.
[Signature Page Follows]

17

     IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed as of the date first written above.

PLEDGOR: FORTEGRA FINANCIAL CORPORATION
By:
Name:
Title:

ADMINISTRATIVE AGENT: SUNTRUST BANK, as Administrative Agent
By:
Name:
Title:

[Signature Page to Pledge Agreement]

SCHEDULE I
PLEDGED COLLATERAL
Part A

Name and		Class	Certificate	Number
Address of Pledgor	Pledged Entity	of Stock	Number(s)	of Shares
Fortegra Financial Corporation	LOTS Intermediate Co.	Common	2	1,000
Part B
None.

SCHEDULE II
UCC INFORMATION

	Jurisdiction of	Organizational ID
Pledgor	Organization	No.	Type of Organization	FEIN
Fortegra Financial Corporation	Georgia	J518607	corporation	58-1461399
LOTS Intermediate Co.	Delaware	4365570	corporation	26-0628894
Bliss and Glennon, Inc.	California	C0509689	corporation	95-2475315
LOTSolutions, Inc.	Georgia	K801853	corporation	58-2369255

2

EXHIBIT A
FORM OF PLEDGE AMENDMENT
     This Pledge Amendment, dated _______, ____ is delivered pursuant to Section 6(d) of the Pledge Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement. The undersigned hereby certify that the representations and warranties in Section 5 of the Pledge Agreement are true and correct as to the promissory notes, instruments and shares pledged pursuant to this Pledge Amendment. The undersigned further agree that this Pledge Amendment may be attached to that certain Pledge Agreement, dated June _______, 2009, between undersigned, as Pledgors, and SunTrust Bank, as the Administrative Agent, (as amended, restated, amended and restated, supplemented or otherwise modified, the “Pledge Agreement”) and that the Pledged Shares and Pledged Indebtedness listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said Pledge Agreement and shall secure all Secured Obligations referred to in said Pledge Agreement.
[PLEDGOR]

By:
Name:
Title:

Name and		Class	Certificate	Number
Address of Pledgor	Pledged Entity	of Stock	Number(s)	of Shares

Initial
Name of Pledgor	Pledged Instrument	Principal Amount	Issue Date	Maturity Date

Exhibit C - 1

EXHIBIT C
FORM OF REVOLVING CREDIT NOTE

$_______	Atlanta, Georgia
June 16, 2010
     FOR VALUE RECEIVED, the undersigned, FORTEGRA FINANCIAL CORPORATION, a Georgia corporation (“Fortegra”), and LOTS INTERMEDIATE CO., a Delaware corporation (“LOTS”; together with Fortegra, each a “Borrower” and collectively the “Borrowers”), hereby promise, on a joint and several basis, to pay to [NAME OF LENDER] (the “Lender”) or its registered permitted assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Maturity Date (as defined in the Credit Agreement defined below), the lesser of the principal sum of _________________3 AND NO/100 DOLLARS ($_______________) and the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Lender to the Borrowers pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrowers further promise to pay all costs of collection, including the reasonable attorneys’ fees actually incurred without regard to statutory presumption, in any case in accordance with the terms of, and subject to the limitations set forth in, Section 10.3 of the Credit Agreement.
     Terms defined in that certain Revolving Credit Agreement dated as of June 16, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the lenders from time to time party thereto and SunTrust, as Administrative Agent for the lenders, and not otherwise defined herein, are used herein with the same meanings.
     Upon the occurrence and during the continuation of an Event of Default, the Borrowers promise to pay interest, on demand, at the rate or rates provided in the Credit Agreement.
     All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

[3]	Insert amount of Lender’s Revolving Commitment.
Exhibit C - 1

     This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions (and subject to the limitations) therein specified.
THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR CONFLICTS OF LAW PRINCIPLES (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
[Signatures Begin on Next Page]
Exhibit C - 2

FORTEGRA FINANCIAL CORPORATION
By:
Name:
Title:

LOTS INTERMEDIATE CO.
By:
Name:
Title:

[Revolving Credit Note Signature Page]
Exhibit C - 1

LOANS AND PAYMENTS

	Amount and		Unpaid Principal
	Type of Revolving	Payments of	Balance of Revolving	Name of Person
Date	Loan	Principal	Credit Note	Making Notation

Exhibit C - 2

EXHIBIT D
FORM OF SECURITY AGREEMENT
     THIS SECURITY AGREEMENT, dated as of June 16, 2010 (together with all amendments, if any, from time to time hereto, the “Agreement”) by Fortegra Financial Corporation, a Georgia corporation (“Fortegra”) and LOTS Intermediate Co., a Delaware corporation (together with Fortegra, each a “Borrower” and collectively the “Borrowers”), certain Subsidiaries of the Borrowers signatory hereto (the “Subsidiary Loan Parties”, together with the Borrowers each a “Grantor” and collectively, the “Grantors”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”). the benefit of the Secured Creditors (as defined below).
WITNESSETH:
     WHEREAS, the Borrowers, the Lenders from time to time party thereto (the “Lenders”) and the Administrative Agent are all party to that certain Revolving Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, modified, extended, renewed, replaced, supplemented or refinanced from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to establish a $35,000,000 revolving credit facility in favor of the Borrowers;
     WHEREAS, the Subsidiary Loan Parties have entered into that certain Subsidiary Guaranty Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”), in favor of the Administrative Agent, pursuant to which the Subsidiary Loan Parties have jointly and severally guaranteed the Borrowers’ obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement);
     WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the Lenders and the Lenders and their Affiliates that are parties to Hedging Transactions with any Loan Party (collectively, the “Secured Creditors”) under the Credit Agreement that each Grantor enter into this Agreement to secure all obligations of such Grantor under the Credit Agreement, the Subsidiary Guaranty and the other Loan Documents to which they are a party; and
     WHEREAS, each Grantor desires to execute this Agreement to satisfy the conditions described above.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Definitions. Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. The following terms, when used in this Agreement, shall have the following meanings:

          “Account Debtor” shall have the meaning ascribed to such term in the UCC.
          “Accounts” shall mean, for any Grantor, all “accounts” (as defined in the UCC), now or hereafter owned or acquired by such Grantor or in which such Grantor now or hereafter has or acquires any rights and, in any event, shall mean and include, without limitation, (a) any and all receivables, including, without limitation, all accounts created by, or arising from, all of such Grantor’s sales, leases, rentals or other dispositions of goods or renditions of services to its customers (whether or not they have been earned by performance), including but not limited to, those accounts arising from sales, leases, rentals or other dispositions of goods or rendition of services made under any of the trade names, logos or styles of such Grantor, or through any division of such Grantor; (b) rights to any Goods relating to any of the foregoing or arising therefrom, including rights to returned, reclaimed or repossessed Goods; (c) reserves and credit balances relating to any of the foregoing or arising therefrom; (d) all payment intangibles and other rights to payment and books and records and any electronic media and software relating thereto; and (e) healthcare insurance receivables.
          “Administrative Agent” shall have the meaning given to that term in the introductory paragraph hereof.
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
          “Borrower” and “Borrowers” shall have the meaning given to those terms in the introductory paragraph hereof.
          “Chattel Paper” shall mean all “chattel paper” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, or other receipts of any Grantor, evidencing or representing rights or interest in such chattel paper.
          “Collateral” shall mean, collectively, all of each Grantor’s right, title and interest in and to each of the following, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising:
(i)	all Accounts;

(ii)	all Chattel Paper (whether tangible or electronic);

(iii)	all Contracts;

(iv)	all Contract Rights;

(v)	all Deposit Accounts;

(vi)	all Documents;

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(vii)	all Equipment;

(viii)	all Fixtures;

(ix)	all General Intangibles;

(x)	all Instruments;

(xi)	all Inventory;

(xii)	all Investment Property;

(xiii)	all Real Estate;

(xiv)	all Software;

(xv)	all Commercial Tort Claims set forth on Schedule VI or otherwise disclosed in writing to the Administrative Agent;

(xvi)	all money, cash or cash equivalents;

(xvii)	all Supporting Obligations and Letter-of-Credit Rights;

(xviii)	all other Goods and personal property, whether tangible or intangible and whether or not delivered, including, without limitation, such other goods and property (A) the sale or lease of which gives or purports to give rise to any Account or other Collateral, including, but not limited to, all Inventory and other merchandise returned or rejected by or repossessed from customers or (B) securing any Account or other Collateral, including, without limitation, all rights as an unpaid vendor or lienor (including, without limitation, stoppage in transit, replevin and reclamation) with respect to such other Goods and personal property;

(xix)	all substitutes and replacements for, accessories, attachments, and other additions to, any of the above and all products or masses into which any Goods are physically united such that their identity is lost;

(xx)	all books and records pertaining to any of the Collateral or any Account Debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, including, without limitation, all correspondence, files (including

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credit files), Software, computer programs, printouts, tapes, discs and other computer materials and records;

(xxi)	all policies and certificates of insurance relating to any of the foregoing, now owned or hereafter acquired, evidencing or pertaining to any and all items of Collateral; and

(xxii)	all products and Proceeds of all or any of the Collateral described above (including, but not limited to, any claim to any item referred to in this definition, and any claim against any third party for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including, but not limited to, cash, Instruments, Chattel Paper, security agreements and other documents;
provided, however, that “Collateral” and any component terms thereof shall not include (i) any Excluded Property, (ii) Capital Stock in any Foreign Subsidiary, (iii) Letter of Credit Rights in favor of any Regulated Insurance Company, (iv) any leasehold property other than the Florida Headquarters, (v) fee-owned real property with a fair market value of less than $2,000,000, (vi) vehicles and other assets perfected by certificates of title, (vii) ownership interests in joint ventures and non-wholly owned Subsidiaries that cannot be pledged without the consent of one or more non-Affiliate third parties, (viii) any asset if the grant or perfection of a security interest is prohibited by applicable law, (ix) United States intent-to-use trademark applications, but only during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; (x) any Capital Stock of any Subsidiary held by any Grantor, other than the Capital Stock of LOTS held by Fortegra, but only for so long as the Indenture dated June 20, 2007 between LOTS, as issuer, and Wilmington Trust Company, as trustee, is in effect, (xi) any Excluded Accounts and (xii) any property acquired by any Grantor if and to the extent that the Administrative Agent and the Borrowers shall have determined that the costs (including, without limitation, recording taxes and filing fees) of creating and perfecting a Lien on such property interests are excessive in relation to the value of the security afforded thereby.
          “Commercial Tort Claims” shall mean, as to any Grantor, all “commercial tort claims” as such term is used in the UCC in or under which such Grantor may now or hereafter have any right, title or interest.
          “Contract Rights” means, as to any Grantor, all of such Grantor’s then owned or existing and future acquired or arising rights under Contracts not yet fully performed and not evidenced by an Instrument or Chattel Paper, to the extent that the same may lawfully be assigned.
          “Contracts” means, as to any Grantor, all “contracts” as such term is used in the UCC, and, in any event shall mean and include, without limitation, all of such Grantor’s then owned or existing and future acquired or arising contracts, undertakings or agreements (other

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than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Grantor may now or hereafter have any right, title or interest, including, without limitation, any agreement relating to Inventory, the terms of payment or the terms of performance of any Account or any other Collateral.
          “Copyright Filings” means all copyright registrations and applications filed in the United States Copyright Office.
          “Copyright License” shall mean, as to any Grantor, any and all rights of such Grantor under any license, contract or other agreement, whether written or oral, granting any right to use any Copyright or Copyright registration.
          “Copyrights” shall mean, as to any Grantor, all of the following now owned or hereafter acquired by such Grantor or in which any Grantor now has or hereafter acquires any rights: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
          “Copyright Security Agreement” shall mean a Copyright Security Agreement in a form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by any Grantor granting a security interest in its Copyrights to the Administrative Agent for the benefit of the Secured Creditors, as may be amended, modified or supplemented from time to time in accordance with its terms.
          “Credit Agreement” shall have the meaning given to that term in the recitals hereto.
          “Deposit Accounts” shall mean, as to any Grantor, all “deposit accounts” (as defined in the UCC) now owned or hereafter acquired by such Grantor, or in which such Grantor has or acquires any rights, or other receipts, covering, evidencing or representing rights or interest in such deposit accounts, and, in any event, shall mean and include, without limitation, all of such Grantor’s demand, time, savings, passbook, money market or like depositor accounts and all certificates of deposit, maintained with a bank, savings and loan association, credit union or like organization (other than a payroll account or an account evidenced by a certificate of deposit that is an Instrument).
          “Documents” shall mean, as to any Grantor, all “documents” (as defined in the UCC) now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights, or other receipts, covering, evidencing or representing Goods, and, in any event shall mean and include, without limitation, all of such Grantor’s certificates or documents of origin and of title, warehouse receipts and manufacturers statements or origin.
          “Equipment” shall mean, as to any Grantor, all “equipment” (as defined in the UCC) now owned or hereafter acquired by such Grantor and wherever located, and, in any event,

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shall mean and include, without limitation, all machinery, apparatus, equipment, furniture, furnishings, processing equipment, conveyors, machine tools, engineering processing equipment, manufacturing equipment, materials handling equipment, trade fixtures, trucks, tractors, rolling stock, fittings, trailers, forklifts, vehicles, computers and other electronic data processing, other office equipment of such Grantor, and all other tangible personal property (other than Inventory) of every kind and description used in such Grantor’s business operations or owned by such Grantor or in which such Grantor has an interest and any and all additions, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, all fuel therefor and all manuals, drawings, instructions, warranties and rights with respect thereto.
          “Excluded Accounts” shall mean (i) all Deposit Accounts or Investment Accounts now owned or hereafter acquired by any Grantor (x) into which such Grantor deposits funds, Instruments or other Investment Property on behalf of another Person and (y) which such Grantor holds as an escrow or as a fiduciary for such Person, provided that such Deposit Accounts and Investment Accounts do not include funds or other property belonging to such Grantor other than, in the case of an interest bearing Deposit Account, interest accrued on such Deposit Account, (ii) all non-operating Deposit Accounts or Investment Accounts now owned or hereafter acquired by any Grantor maintained at a customer of such Grantor into which such customer regularly deposits funds owing to such Grantor and (iii) Deposit Accounts specially and exclusively used for payroll and payroll taxes, the balances of which are not in excess of the checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements, and other employee benefit payments to or for the benefit of such Grantor’s salaried employees.
          “Excluded Property” shall mean any lease, license, permit, contract or agreement to which any Grantor is a party or any of such Grantor’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (i) give any other Person party to such lease, license, permit, contract or agreement the right to terminate its obligations thereunder, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (iii) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided that such lease, license, permit, contract or agreement shall be excluded from the definition of “Collateral” only to the extent and for so long as one or more of the consequences specified above shall exist and’ shall cease to be excluded from the definition of “Collateral” and shall become subject to the Liens granted hereunder, immediately and automatically, at such time as the applicable consequence or consequences shall no longer exist.
          “Fixtures” shall mean, as to any Grantor, all “fixtures” (as defined in the UCC) now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights, or other receipts, of such Grantor covering, evidencing or representing rights or interest in such fixtures.

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          “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof.
          “General Intangibles” shall mean, as to any Grantor, all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights and, in any event, shall mean and include, without limitation, all right, title and interest in or under all contracts, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, blueprints, plans, specifications, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), computer software, all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), reversions and any rights thereto and any other amounts payable to such Grantor from any benefit plan, multiemployer plan or other employee benefit plan, uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices, tapes, cards, computer runs, domain names, prospect lists, customer lists and other papers and documents.
          “Goods” shall mean, as to any Grantor, all “goods” (as defined in the UCC), now owned or hereafter acquired and, in any event, shall mean and include, without limitation, all of such Grantor’s then owned or existing and future acquired or arising movables, Fixtures, Equipment, Inventory and other tangible personal property.
          “Grantor” and “Grantors” shall have the respective meanings given to such term in the introductory paragraph hereof.
          “Instruments” shall mean, as to any Grantor, all “instruments” (as defined in the UCC) now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights and, in any event, shall mean and include, without limitation, all promissory notes, all certificates of deposit and all letters of credit evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts or other obligations owed to such Grantor.
          “Intellectual Property” shall mean, as to any Grantor, all of the following now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights: (a) all Patents, Copyrights and Trademarks; and (b) Patent Licenses, Trademark Licenses, Copyright Licenses and other Licenses to use any of the items described in the preceding clause (a).
          “Inventory” shall mean, as to any Grantor, all “inventory” (as defined in the UCC) now owned or hereafter acquired by such Grantor or in which such Grantor has or

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acquires any rights and, in any event, shall mean and include, without limitation, (i) inventory, merchandise, Goods and other personal property intended for sale or lease or for display or demonstration, (ii) work in process, (iii) raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of the foregoing or otherwise used or consumed in the conduct of business and (iv) Documents evidencing, and General Intangibles relating to, any of the foregoing.
          “Investment Accounts” shall mean any and all securities accounts, brokerage accounts and commodities accounts.
          “Investment Property” shall mean, as to any Grantor, all “investment property” (as defined in the UCC) now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights and, in any event, shall mean and include, without limitation, (i) all “certificated securities”, “uncertificated securities”, “security entitlements”, “securities accounts”, “commodity contracts” and “commodity accounts” (as all such terms are defined in the UCC) of such Grantor (ii) any other securities, whether certificated or uncertificated, including, but not limited to, stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (iii) all securities entitlements of such Grantor, including, but not limited to, the rights of such Grantor to any Investment Accounts and the financial assets held by a financial intermediary in such accounts and any free credit balance or other money owing by any financial intermediary with respect to such accounts; (iv) all commodity contracts of such Grantor; and (v) all Investment Accounts of such Grantor.
          “Lenders” shall have the meaning given to that term in the recitals hereto and shall include their respective successors and assigns.
          “Letter of Credit Rights” shall mean, as to any Grantor, “letter-of-credit rights” (as defined in the UCC), now owned or hereafter acquired by such Grantor, and, in any event, shall mean and include, without limitation, rights to payment or performance under a letter of credit, whether or not such Grantor, as beneficiary, has demanded or is entitled to demand payment or performance.
          “License” shall mean, as to any Grantor, any Copyright License, Patent License, Trademark License or other license of rights or interests of such Grantor in Intellectual Property.
          “Patent Filings” shall mean any letters patent or applications for letters patent filed in the United States Patent and Trademark Office.
          “Patent License” shall mean, as to any Grantor, any written agreement now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights granting any right with respect to any property, process or other invention on which a Patent is in existence.

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          “Patent Security Agreement” shall mean a Patent Security Agreement in a form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by any Grantor granting a security interest in its Patents to the Administrative Agent for the benefit of the Secured Creditors, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Patents” shall mean, as to any Grantor, all of the following now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any rights: (a) all letters patent of the United States or any other country, all registrations, issuances and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, issued patents, recordings and applications for letters patent in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part and extensions thereof.
          “Permitted Lien” shall mean any Lien created hereunder or otherwise permitted in accordance with the terms of the Credit Agreement.
          “Proceeds” shall mean all “proceeds” (as defined in the UCC) of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, the Collateral, and, in any event, shall mean and include all claims against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of any Collateral, and any condemnation or requisition payments with respect to any Collateral and the following types of property acquired with cash proceeds: Accounts, Inventory, General Intangibles, Documents, Instruments and Equipment.
          “Real Estate” shall mean, as to any Grantor, now owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of such Grantor’s now or hereafter owned or leased interests in the improvements and emblements thereon, the fixtures attached thereto and the easements appurtenant thereto.
          “Secured Creditors” shall have the meaning given to that term in the recitals hereto and shall include their successors and assigns.
          “Security Interests” shall mean the security interests granted to the Administrative Agent for the benefit of the Secured Creditors pursuant to Section 2 of this Agreement as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of this Agreement.
          “Software” shall mean, as to any Grantor, all “software” (as defined in the UCC), now owned or hereafter acquired by such Grantor, including all computer programs and all supporting information provided in connection with a transaction related to any program.

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          “Subsidiary Guaranty” shall have the meaning given that term in the recitals hereto.
          “Subsidiary Loan Parties” shall have the meaning given to that term in the introductory paragraph hereto.
          “Supporting Obligations” shall mean, as to any Grantor, all “supporting obligations” (as defined in the UCC), now owned or hereafter acquired by such Grantor, and, in any event, shall mean and include, without limitation, letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, Investment Property and all of such Grantor’s mortgages, deeds to secure debt and deeds of trust on real or personal property, guaranties, leases, security agreements, and other agreements and property which secure or relate to any collateral, or are acquired for the purpose of securing and enforcing any item thereof.
          “Trademark Filings” shall mean all trademark registrations and applications filed in the United States Patent and Trademark Office.
          “Trademark License” shall mean, as to any Grantor, any written agreement now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any such rights granting to such Grantor any right to use any Trademark.
          “Trademark Security Agreement” shall mean a Trademark Security Agreement in a form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by any Grantor granting a security interest in its Trademarks to the Administrative Agent for the benefit of the Secured Creditors, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Trademarks” shall mean, as to any Grantor, all of the following now owned or hereafter acquired by such Grantor or in which such Grantor has or acquires any such rights: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof and (iii) all goodwill associated with or symbolized by any of the foregoing.
          “Trust Funds” shall mean any cash or cash equivalents comprised of (i) funds specially and exclusively used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Grantor’s employees, (ii) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the

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employer’s share thereof)) and (iii) any other funds, (x) which such Grantor holds on behalf of another Person and (y) which such Grantor holds as an escrow or as a fiduciary for such Person.
          “Trust Fund Activation Event” shall mean the date upon which the Administrative Agent provides instructions with respect to the disposition of funds on deposit in any Deposit Account of any Grantor.
          “Trust Fund Certificate” shall mean an officer’s certificate from a Responsible Officer of any Grantor certifying (i) the type and amount of any Trust Funds contained or held in a Deposit Account and (ii) that the failure to remit such Trust Funds to the Person entitled thereto could reasonably be expected to result in personal, criminal or civil liability to any director, officer or employee of any Grantor or any Subsidiary of any Grantor under any applicable Requirement of Law.
          “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
          “United States” shall mean the United States of America, any of the fifty states thereof, and the District of Columbia.
          (i)
     SECTION 2. The Security Interests. (a) As security for the prompt and complete payment and performance when due of all of its Obligations, each Grantor does hereby pledge, assign, hypothecate, set over and convey unto the Administrative Agent for the benefit of the Secured Creditors, and does hereby grant to the Administrative Agent for the benefit of the Secured Creditors, a first priority continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the Collateral (and all rights therein) whether now existing or hereafter from time to time acquired.
          (b) The Security Interests of the Administrative Agent under this Agreement extend to all Collateral which any Grantor may acquire at any time during the continuation of this Agreement.
     SECTION 3. Representations and Warranties. Each Grantor hereby confirms to the Administrative Agent and the other Secured Creditors that each of the representations and warranties set forth in the Loan Documents that is made by or on behalf of such Grantor by the Borrowers is true and correct in all material respects (except to the extent such representations and warranties are qualified by “Material Adverse Effect”, “material”, “all material respects” or words of similar import, in which case, such representations and warranties shall be true and correct in all respects) on and as of any date of determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Each Grantor

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further represents and warrants to the Administrative Agent for the benefit of the Secured Creditors, as follows:
          (a) The Security Interests shall constitute a valid, perfected security interest in favor of the Administrative Agent in the Collateral required to be perfected in accordance with the terms of the Loan Documents and for which perfection is governed by the UCC or filing with the United States Patent and Trademark Office or the United States Copyright Office upon (i) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified in opinions of counsel delivered to the Administrative Agent on the Closing Date, (ii) the delivery to the Administrative Agent of all Collateral consisting of Instruments and Investment Property in certificated form, in each case properly endorsed for transfer to the Administrative Agent or in blank, (iii) the execution of securities account control agreements with respect to Investment Property not in certificated form and not held in accounts maintained with the Administrative Agent, (iv) the execution of deposit account control agreements with respect to all Deposit Accounts of a Grantor which are not maintained with the Administrative Agent and (v) to the extent not subject to Article 9 of the UCC, upon recordation or other appropriate filings of the Security Interests in Patents, Trademarks and Copyrights in the applicable intellectual property registries, including, but not limited to, the United States Copyright Office and the United States Patent and Trademark Office. The Security Interests constitute or will constitute, upon satisfaction of such filings, registrations and recordings, a perfected security interest therein prior to the rights of all other Persons therein (other than rights pursuant to Permitted Liens) and subject to no other Liens (other than Permitted Liens) and are entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests.
          (b) Such Grantor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder and has good and marketable title to all of its Collateral, free and clear of any Liens other than Permitted Liens.
          (c) Other than financing statements, security agreements, or other similar or equivalent documents or instruments with respect to Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument evidencing a Lien on all or any part of the Collateral is on file or of record in any jurisdiction. None of the Collateral is in the possession of a Person asserting any claim thereto or security interest therein, except (i) that the Administrative Agent or its designee may have possession of Collateral as contemplated hereby or (ii) in connection with other Permitted Liens.
          (d) All Inventory and Equipment is insured in accordance with the requirements set forth herein.
          (e) This Agreement, when executed and delivered, will be, a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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          (f) Reserved.
          (g) None of the Collateral constitutes, or is the Proceeds of “farm products” (as defined in the UCC).
          (h) Schedule I correctly sets forth as of the Closing Date each Grantor’s state of organization, organizational identification number and correct legal name as indicated on the public record of such Grantor’s jurisdiction of organization.
          (i) Schedule II correctly sets forth as of the Closing Date all names and trade names that each Grantor has used within the last five years and the names of all Persons that have merged into or been acquired by such Grantor within the last five years.
          (j) Schedule III correctly sets forth as of the Closing Date (i) each Grantor’s chief executive office, (ii) the locations where the primary books or records relating to the Collateral are maintained, (iii) all individual locations in which tangible assets with a value in excess of $1,000,000 (other than assets in transit or out for repair) of any Grantor are located, (iv) all third parties with possession of any Inventory or Equipment with a value in excess of $1,000,000 (other than Inventory or Equipment in transit or out for repair) owned by any Grantor and (v) each Grantor’s mailing address (if different from the chief executive office).
          (k) Schedule IV correctly sets forth as of the Closing Date the name and address of each bank or institution at which any Grantor maintains Deposit Accounts or Investment Accounts, and the account numbers for each Deposit Account.
          (1) Schedule V correctly sets forth as of the Closing Date all letters of credit in an amount in excess of $1,000,000 under which any Grantor is a beneficiary.
          (m) Schedule VI correctly sets forth as of the Closing Date all “Commercial Tort Claims” in an amount in excess of $1,000,000 owned by any Grantor.
          (n) [Intentionally Omitted.]
          (o) As of the Closing Date, there is no Patent Filing, Trademark Filing or Copyright Filing under the name of any Grantor in the United States Patent and Trademark Office or United States Copyright Office, as the case may be, except as set forth on Schedule VII hereto or as otherwise disclosed to the Administrative Agent in writing in accordance with the terms of this Agreement.
          (p) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority is required for either (i) the pledge or grant by any Grantor of the Security Interests purported to be created in favor of the Administrative Agent for the benefit of the Secured Creditors hereunder, or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral, except for (a) the filings contemplated hereunder and as may be required in connection with the disposition of any Collateral or any approvals that may

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be required to be obtained from any bailees or landlords to collect the Collateral or notice filings required by any State or Federal Assignments of Claims Act, (b) those already obtained or made and that are in full force and effect and (c) only in the case of clause (ii) above, those which, if not obtained or made, could not reasonably be expected to result in a Material Adverse Effect.
          (q) The execution, delivery and performance of this Agreement by each Grantor (i) will not violate or result in a breach or default under any Material Agreement to which any Grantor is a party or give rise to a right thereunder to require any payment by such Grantor and (ii) are within each Grantor’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action.
          (r) There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any governmental authority, pending, or to the knowledge of any Grantor, threatened against any Grantor or such Grantor’s property which will materially and adversely affect the ability of any Grantor to perform its obligations under this Agreement.
     SECTION 4. Further Assurances; Covenants.
          (a) General.
     (i) No Grantor shall (A) move its principal records and books of account from the chief executive office of the Borrowers, change its legal name or the name under which it does business, change its jurisdiction of organization or otherwise change its organizational structure to the extent any financing statement filed in connection with this Agreement would become “seriously misleading” (as such term is used in the UCC) without giving the Administrative Agent at least ten days’ prior written notice (or such shorter period to which the Administrative Agent may agree) and authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such change or (B) change its chief executive office without giving the Administrative Agent written notice thereof within thirty days after such change (or such longer period to which the Administrative Agent may agree) and authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such change.
     (ii) Each Grantor hereby authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file financing statements, continuations and amendments that describe the collateral covered by such financing statements as “all assets of Grantor”, “all personal property of Grantor” or words of similar effect, in such jurisdictions as the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Security Interests and enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral. Each Grantor will, from time to time, and at its own expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other

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action (including, without limitation, any filings with the United States Patent and Trademark Office or the United States Copyright Office, Copyright or Patent filings and any filings of financing or continuation statements under the UCC), in each case that the Administrative Agent may reasonably request in order to create, preserve, perfect, confirm or validate the Security Interests or to enable the Administrative Agent to obtain the full benefits of this Agreement, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of its Collateral. Each Grantor shall pay the costs of, or incidental to, any recording or filing of any financing statements, financing statement amendments or continuation statements concerning the Collateral.
     (iii) Reserved.
     (iv) No Grantor shall (A) sell, transfer, lease, exchange, assign or otherwise dispose of, or grant any option, warrant or other right with respect to, any of its Collateral other than sales of assets and other related transactions permitted under the Credit Agreement or (B) create, incur or suffer to exist any Lien with respect to any Collateral, except for the Permitted Liens.
     (v) Each Grantor will promptly upon request, provide to the Administrative Agent all information and evidence the Administrative Agent may reasonably request concerning the Collateral, to enable the Administrative Agent to enforce the provisions of this Agreement.
     (vi) Each Grantor shall take all actions necessary or reasonably requested by the Administrative Agent in order to maintain the perfected status of the Security Interests and to otherwise carry out the purposes of this Agreement.
     (vii) No Grantor shall file, without the prior written consent of the Administrative Agent, any amendment to, or termination of, a financing statement naming any Grantor as debtor and the Administrative Agent as secured party, or any correction statement with respect thereto, in any jurisdiction.
     (viii) Each Grantor shall take all steps necessary to grant the Administrative Agent control of all electronic Chattel Paper with an individual value in excess of $1,000,000 in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
     (ix) Each Grantor shall keep the Collateral in good working order and repair, ordinary wear and tear and casualty and condemnation excepted, and will not use the same in violation of material law or any policy of insurance thereon.

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     (x) Except for the Security Interests and Permitted Liens, the Grantors shall at all times be the sole owners or lessees of each and every item of Collateral, other than Trust Funds.
     (xi) Each Grantor shall defend its title and use commercially reasonable efforts to defend its interest in and to, and the Security Interests in, the Collateral against the claims and demands of all Persons, other than holders of Permitted Liens.
     (xii) Each Grantor hereby confirms and agrees that, so long as any of the Loans or any other Obligation (other than contingent obligations for which no claim has been made) of the Loan Parties shall remain unpaid, or any of the Lenders shall have any Revolving Commitment, such Grantor will perform and observe all of the terms, covenants and agreements set forth in the Loan Documents on its part to be performed or observed or that the Borrowers have agreed to cause such Grantor to perform or observe.
          (b) Accounts, Etc.
     (i) Each Grantor shall use all reasonable efforts consistent with prudent business practice to cause to be collected from the Account Debtors, as and when due, any and all amounts owing under or on account of each Account granted as Collateral hereunder (including, without limitation, Accounts which are delinquent, such Accounts to be collected in accordance with lawful collection procedures) and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account. The costs and expenses (including, without limitation, attorneys’ fees) of collection of Accounts incurred by any Grantor or the Administrative Agent shall be borne by such Grantor.
               (a)
     (ii) Each Grantor shall perform and comply in all material respects with all of its obligations in respect of Accounts, Instruments and General Intangibles.
               (b)
          (c) Reserved.
          (d) Reserved.
          (e) Deposit Accounts, Chattel Paper, Investment Property and Letters of Credit.
     (i) Reserved.

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     (ii) Each Grantor shall, within sixty (60) days after written request by the Administrative Agent or as otherwise required pursuant to the Credit Agreement, in the case of Deposit Accounts or Investment Accounts now maintained or hereafter opened, which, for any period of five consecutive Business Days during the term of this Agreement have individually had an average daily balance of more than $600,000 (calculated at the end of each Business Day) (other than Excluded Accounts and Deposit Accounts maintained with the Administrative Agent), deliver to the Administrative Agent control agreements, in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion, executed by such Grantor, the bank at which the Deposit Account or Investment Account is located and the Administrative Agent.
     (iii) If any Grantor shall become the beneficiary any individual letter of credit with a stated amount in excess of $1,000,000, such Grantor shall use commercially reasonable efforts to cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Administrative Agent such assignment to be in form and substance reasonably satisfactory to the Administrative Agent.
     (iv) Each Grantor, at any time and from time to time, will, subject to clause (ii) above, take such steps as the Administrative Agent may reasonably request from time to time (A) for the Administrative Agent to obtain “control” of any Investment Property, with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent, and (B) otherwise to insure the continued perfection and priority of the Administrative Agent’s security interest in any of the Collateral and of the preservation of its rights therein.
          (f) Commercial Tort Claims. If any Grantor shall at any time acquire a Commercial Tort Claim in an amount in excess of $1,000,000 other than those listed on Schedule VI attached hereto, such Grantor shall promptly notify the Administrative Agent thereof in writing, providing a reasonable description and summary thereof, and, if necessary, shall execute a supplement to this Agreement granting a security interest in such commercial tort claim to the Administrative Agent.
          (g) Inspection. Each Grantor will permit any representative of the Administrative Agent or any Secured Creditor, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers, subject to Section 5.7 of the Credit Agreement.
     SECTION 5. Insurance, Reporting and Recordkeeping. Each Grantor covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the termination of this Agreement pursuant to Section 13(a):

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          (a) Insurance. Each Grantor shall, at its own expense, maintain insurance as required by Section 5.8 of the Credit Agreement.
          (b) Reporting Obligations. Concurrently with the delivery of the financial statements referred to in Sections 5.1 (a) and (c) of the Credit Agreement, the Grantors, if necessary, shall update the disclosures set forth in Schedule III, Schedule IV, Schedule VI and/or Schedule VII to this Agreement so that the information provided on such schedules is true, complete and correct as of the day of delivery of the applicable financial statements.
     SECTION 6. General Authority. Each Grantor hereby irrevocably appoints the Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, in the name of such Grantor, the Administrative Agent or otherwise, for the sole use and benefit of the Administrative Agent on its behalf and on behalf of the Secured Creditors, but at such Grantor’s expense, to exercise, at any time all or any of the following powers:
     (i) to file the financing statements, financing statement amendments and continuation statements referred to in Section 4(a)(ii),
     (ii) to endorse any checks or other instruments or orders in connection therewith,
     (iii) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due with respect to any Collateral or by virtue thereof,
     (iv) to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or appropriate to accomplish the purposes of this Agreement;
     (v) to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any Collateral,
     (vi) to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and
     (vii) to extend the time of payment with reference to the Collateral and to make any allowance and other adjustments with reference to the Collateral.
provided, however, that the powers described in clauses (ii) through (vii) above may be exercised by the Administrative Agent only if an Event of Default then exists. The appointment as attorney-in-fact under this Section 6 is irrevocable and coupled with an interest.
     SECTION 7. Remedies Upon an Event of Default.

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          (a) If any Event of Default has occurred and is continuing, the Administrative Agent may, without further notice to the Grantors, exercise all rights and remedies under this Agreement or any other Loan Document or that are available to a secured creditor upon default under the UCC, or that are otherwise available at law or in equity, at any time, in any order and in any combination, including collecting any and all Obligations from the Grantors, and, in addition, the Administrative Agent or its designee may sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may deem satisfactory. The Administrative Agent shall give the Grantors not less than ten (10) days prior written notice of the time and place of any sale or other intended disposition of Collateral. Each Grantor agrees that any such notice constitutes “reasonable notification” within the meaning of Section 9-611 of the UCC (to the extent such Section or any successor provision under the UCC is applicable).
          (b) If any Event of Default exists, the Administrative Agent or any Secured Creditor may be the purchaser of any or all of the Collateral so sold at any public sale (or, if such Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations or if otherwise permitted under applicable law, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. Each Grantor agrees to execute and deliver such documents and take such other action as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely free from any claim or right of any kind, including any equity or right of redemption of the Grantors. To the extent permitted by law, each Grantor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale shall (1) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale. At any such sale Collateral may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may determine. The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, such Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for such Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. The Grantors shall remain liable for any deficiency.

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          (c) If any Event of Default exists, for the purpose of enforcing any and all rights and remedies under this Agreement, the Administrative Agent may (i) require any Grantor to, and each Grantor agrees that it will, at the joint and several expense of the Grantors, and upon the Administrative Agent’s request, forthwith assemble all or any part of its Collateral as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent which is, in the Administrative Agent’s opinion, reasonably convenient to the Administrative Agent and such Grantor, whether at the premises of such Grantor or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premise where any such Collateral is or may be located and, without charge or liability to the Administrative Agent, seize and remove such Collateral from such premises, (iii) have access to and use such Grantor’s books and records, computers and software relating to the Collateral, and (iv) prior to the disposition of any of the Collateral, store or transfer such Collateral without charge in or by means of any storage or transportation facility owned or leased by such Grantor, process, repair or recondition such Collateral or otherwise prepare it for disposition in any manner and to the extent the Administrative Agent deems appropriate and, in connection with such preparation and disposition, use without charge any Trademark, trade name, Copyright, Patent or technical process used by such Grantor.
          (d) Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:
     (i) Upon the Administrative Agent’s request, each Grantor will promptly notify each Account Debtor in respect of any Account or Instrument of such Grantor that such Collateral has been assigned to the Administrative Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent. Notwithstanding the foregoing, each Grantor herby authorizes the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, to directly contact and notify the Account Debtors or obligors under any Accounts, of the assignment of such Collateral to the Administrative Agent, and to direct such Account Debtor or obligors to make payment of all amounts due or to become due thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, and during the continuance of an Event of Default, such Grantor shall not give any contrary instructions to such Account Debtor or other Person without the Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld). If, notwithstanding the giving of any notice, any Account Debtor or other Person shall make payments to a Grantor, such Grantor shall hold all such payments it receives in trust for the Administrative Agent, for the account of the Secured Creditors and shall immediately upon receipt deliver the same to the Administrative Agent.

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     (ii) The Administrative Agent may establish or cause to be established one or more lockboxes or other arrangements for the deposit of proceeds of Accounts, and in such case, each Grantor shall cause to be forwarded to the Administrative Agent, on a daily basis, all checks and other items of payment and deposit slips related thereto deposited in such lockboxes.
     (iii) The Administrative Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Grantor in, to and under any Licenses and take or refrain from taking any action under any thereof, and each Grantor hereby releases the Administrative Agent from, and agrees to hold the Administrative Agent free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto except for the Administrative Agent’s gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction.
     (iv) Upon written request by the Administrative Agent, each Grantor agrees to execute and deliver to the Administrative Agent powers of attorney, in form and substance satisfactory to the Administrative Agent, for the implementation of any lease, assignment, license, sublicense, grant of option, sale or other disposition of any Intellectual Property. In the event of any such disposition pursuant to this Section 7, each Grantor shall supply its know-how and expertise relating to the manufacture and sale of the products bearing Trademarks or the products or services made or rendered in connection with Patents or Copyrights, and its customer lists and other records relating to such Intellectual Property and to the distribution of said products, to the Administrative Agent.
          (e) The Administrative Agent, on behalf of the Secured Creditors, and, by accepting the benefits of this Agreement, the Secured Creditors, expressly acknowledge and agree that this Agreement may be enforced only by the action of the Administrative Agent and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies shall be exercised exclusively by the Administrative Agent for the benefit of the Secured Creditors upon the terms of this Agreement.
          The Administrative Agent acknowledges that the Deposit Accounts under its control may from time to time contain Trust Funds, which the Grantors are required to collect and remit from time to time, but which, pending such remittance, shall be contained or held in such Deposit Accounts. Following the occurrence of the Trust Fund Activation Event, the Administrative Agent agrees (to the extent permitted by applicable Requirements of Law) to notify the applicable Grantor thereof within one Business Day of the occurrence of such event. Upon receipt of such notice the applicable Grantor may, within ten Business Days thereafter, deliver (or cause to be delivered) a Trust Fund Certificate. Notwithstanding anything to the contrary herein or in any other Loan Document, (x) within one Business Day following receipt if such certificate is received by the Administrative Agent by 11:00 a.m. on any Business Day, or

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(y) within two Business Days following receipt if such certificate is received by the Administrative Agent after 11:00 a.m. on any Business Day, the Administrative Agent shall remit, or instruct the relevant bank to remit, in each case to the extent permitted by applicable Requirements of Law, the amount of the Trust Funds specified in the Trust Fund Certificate to the applicable Grantor for payment to the appropriate Person to the extent funds are available in such Grantor’s account.
     SECTION 8. Limitation on the Administrative Agent’s Duty in Respect of Collateral.
          (a) Beyond reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.
          (b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral of any Grantor in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property, and the Administrative Agent shall not be liable or responsible for any loss or damage to any of the Grantors’ Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith.
          (c) The Administrative Agent or any Secured Creditor shall not be required to marshal any present or future Collateral for, or other assurance of payment of, the Obligations or to resort to such Collateral or other assurances of payment in any particular order, and all of the rights of the Administrative Agent hereunder and the Administrative Agent or any other Secured Creditor in respect of such Collateral and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Administrative Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefit of all such laws.
     SECTION 9. Application of Proceeds. All monies collected by the Administrative Agent upon any sale or other disposition of any Collateral pursuant to the enforcement of this Agreement or the exercise of any of the remedial provisions hereof, together with all other monies received by the Administrative Agent hereunder (including all monies received in respect of post-petition interest) as a result of any such enforcement or the exercise of any such remedial provisions or as a result of any distribution of any Collateral upon the bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of any Grantor, or the application of any Collateral to the payment thereof or any distribution of Collateral upon the liquidation or dissolution of any Grantor, or the winding up of the assets or business of any Grantor shall be applied in the manner set forth in the Credit Agreement. It is understood and agreed that each

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Grantor shall remain liable to the Secured Creditors to the extent of any deficiency between (i) the amount of the proceeds of the Collateral received by the Administrative Agent hereunder and (ii) the aggregate amount of the Obligations.
     SECTION 10. Appointment of Co-Agents. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one or more other Persons reasonably acceptable to the Secured Creditors and, so long as no Event of Default has occurred or is continuing, the Grantors, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Administrative Agent and the Secured Creditors with such power and authority as may be necessary for the effectual operation of the provisions hereof and specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Section 10).
     SECTION 11. Indemnity; Expenses.
          (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.3 of the Credit Agreement.
          (b) Without limiting the application of subsection (a) above, each Grantor jointly and severally agrees to indemnify, reimburse and hold the Administrative Agent and each other Secured Creditor and their respective successors, assigns, employees, officers, directors, affiliates, agents and servants (hereinafter in this Section referred to individually as an “Indemnitee,” and, collectively, as “Indemnitees”) harmless from any and all liabilities, obligations, losses, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses (provided, that reimbursement of legal expenses shall be limited to the expenses of one counsel to the Indemnitees taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to the affected Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in any relevant and material jurisdiction)) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Loan Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral, including the violation by any Grantor of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim, or any misrepresentation by any Grantor in this Agreement, any other Loan Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are

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determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Grantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Grantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to the presence or Release of Hazardous Materials or any violation of Environmental Laws that first occurs at any property after such property is transferred to an Indemnitee by means of foreclosure, deed-in-lieu of foreclosure or similar transfer, and is not an Environmental Liability of the Grantors or any of their Subsidiaries.
          (c) Without limiting the application of subsection (a) above, each Grantor agrees, jointly and severally, but without duplication, to pay or reimburse the Administrative Agent upon demand for any and all reasonable and documented out-of-pocket fees, costs and expenses of whatever kind or nature (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees and disbursements of one law firm) incurred in connection with the creation, preservation or protection of the Administrative Agent’s Security Interest in the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Administrative Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.
          (d) If and to the extent that the obligations of any Grantor under this Section 11 are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. This Section 11 shall survive the termination of this Agreement.
     SECTION 12. Security Interest Absolute.
          All rights of the Administrative Agent, the Security Interests, and all obligations of the Grantors, hereunder, shall be absolute and unconditional irrespective of:
          (a) the bankruptcy, insolvency or reorganization of any Grantor or any of their Subsidiaries;
          (b) any lack of validity or enforceability of any Loan Document;
          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Documents including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any Grantor or any of their Subsidiaries or otherwise;

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          (d) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;
          (e) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any part of the Obligations or any other assets of any Grantor or any of their Subsidiaries;
          (f) any change, restructuring or termination of the structure or existence of any Grantor or any of their Subsidiaries; or
          (g) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Grantor or a third party grantor.
     SECTION 13. Termination of Security Interests; Release of Collateral.
          (a) Upon the repayment in full of all Obligations in cash (other than contingent indemnification obligations for which no claim has been asserted), and termination of all commitments of the Secured Creditors under the Loan Documents, the Security Interests shall terminate and all rights to the Collateral shall revert to the Grantors.
          (b) A Grantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Loan Party. The Security Interests in any Collateral that is sold or to be sold as part of or in connection with any sale or other disposition not prohibited by the terms of the Loan Documents to any Person or other than a Loan Party shall be automatically released upon the consummation of such transaction.
          (c) In connection with any termination or release pursuant to subsection (a) or (b) above, the Administrative Agent will, at the expense of such Grantor, deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request, but without recourse or warranty to the Administrative Agent, including but not limited to, written authorization to file termination statements to evidence the termination of the Security Interests in such Collateral.
          (d) The Administrative Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence or willful misconduct believes to be in accordance with) this Section 13.
     SECTION 14. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if

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at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     SECTION 15. Notices. All notices, requests and other communications hereunder shall be effected in the manner provided for in Section 10.1 of the Credit Agreement and shall be given to the Grantors and the Administrative Agent at their respective addresses for notices provided for in the Credit Agreement.
     SECTION 16. No Waiver; Remedies Cumulative. No failure or delay by the Administrative Agent in exercising any right or remedy hereunder, and no course of dealing between any Grantor on the one hand and the Administrative Agent or any Secured Creditor on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein and in the other Loan Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have. No notice to or demand on any Grantor not required hereunder in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the Administrative Agent’s rights to any other or further action in any circumstances without notice or demand.
     SECTION 17. Successors and Assigns. This Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of such Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of the Administrative Agent, for the benefit of the Secured Creditors, hereunder, inure to the benefit of the Administrative Agent, the Secured Creditors, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Administrative Agent for the benefit of the Secured Creditors hereunder. No Grantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Agreement without the prior written consent of the Secured Creditors.
     SECTION 18. Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent on behalf of the Secured Creditors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 19. Governing Law; Waiver of Jury Trial.

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          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT PERFECTION (AND THE EFFECT OF PERFECTION AND NONPERFECTION) AND CERTAIN REMEDIES MAY BE GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK.
          (b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY SECURED CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST SUCH GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN PARAGRAPH (b) OF THIS SECTION 19 AND BROUGHT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 19. EACH GRANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) EACH GRANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15 HEREOF. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          (e) EACH GRANTOR HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE

27

TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.
     SECTION 20. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by telecopy or other electronic imaging means (including “pdf’ format)), but all of which shall together constitute one and the same instruments. Delivery of an executed counterpart of this Agreement by facsimile shall be equally effective as delivery of an original executed counterpart.
     SECTION 22. Headings Descriptive; Interpretation. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. As used herein, the words “include”, “includes” and “including” are not limiting shall be deemed to be followed by the phrase “without limitation”.
[Signatures on following page]

28

     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GRANTORS: FORTEGRA FINANCIAL CORPORATION
By
Name:
Title:

LOTS INTERMEDIATE CO.
By
Name:
Title:

BLISS AND GLENNON, INC.
By
Name:
Title:

LOTSOLUTIONS, INC.
By
Name:
Title:

ADMINISTRATIVE AGENT: SUNTRUST BANK, as Administrative Agent
By:
Name:
Title:

[Signature Page to Security Agreement]

Schedule I

Schedule II

Schedule III

Schedule IV

Schedule V

Schedule VI

Schedule VII
Exhibit D-1

EXHIBIT E
FORM OF SUBSIDIARY GUARANTY AGREEMENT
     THIS SUBSIDIARY GUARANTY AGREEMENT dated as of June 16, 2010 (this “Guaranty”), by each of the Subsidiaries signatory hereto and the other Persons from time to time party hereto pursuant to the execution and delivery of a Supplement to this Guaranty in the form of Annex 1 hereto (each of such Subsidiaries and each other such Person referred to herein as a “Guarantor” and collectively, the “Guarantors”) of Fortegra Financial Corporation, a Georgia corporation (“Fortegra”) and LOTS Intermediate Co., a Delaware corporation (together with Fortegra, each a “Borrower” and collectively the “Borrowers”), in favor of the Administrative Agent (as defined below) and each of the Guarantied Parties (as defined below).
     Reference is made to that certain Revolving Credit Agreement dated as of June 16, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Lenders have agreed to make Loans to the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement, and certain Lenders and certain Affiliates of those Lenders (such Affiliates, together with the Lenders, the “Guarantied Parties”) are owed Hedging Obligations by certain Loan Parties. Each of the Guarantors is a direct or indirect domestic Subsidiary of the Borrowers and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders. The obligations of the Lenders to make Loans are conditioned on, among other things, the execution and delivery by the Guarantors of this Subsidiary Guaranty Agreement. As consideration therefor and in order to induce the Lenders to make Loans, the Guarantors are willing to execute this Subsidiary Guaranty Agreement.
     Accordingly, the parties hereto agree as follows:
     SECTION 1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the following (referred to herein as the “Guarantied Obligations”) the due and punctual payment of the Obligations or any obligation of a Guarantor hereunder in accordance with the terms of Section 10.3 of the Credit Agreement. Each Guarantor further agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guarantied Obligation.
     SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrowers of any of the Guarantied Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the
Exhibit E-1

Administrative Agent or any Guarantied Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrowers or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, the Credit Agreement any other Loan Document, any Guaranty or any other agreement, including with respect to any other Guarantor under this Agreement, or (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any Guarantied Party.
     Each of the Guarantors authorizes the Administrative Agent and each of the other Guarantied Parties to (a) take and hold additional security for payment of the Guarantied Obligations and exchange, enforce, waive and release any security, (b) apply security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other Guarantors or other obligors.
     SECTION 3. Guarantee of Payment. Until such time as the Guarantied Obligations are terminated in accordance with Section 9 hereof, each Guarantor agrees that its guarantee is an absolute, unconditional and continuing guaranty of the payment and performance of the Guarantied Obligations and further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Guarantied Party to any of the security held for payment of the Guarantied Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Guarantied Party in favor of the Borrowers or any other person.
     SECTION 4. No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guarantied Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim (other than a defense of payment in full in cash or performance), recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guarantied Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any Guarantied Party to assert any claim or demand or to enforce any remedy under the Credit Agreement or any other Loan Document, (ii) any extensions, compromise, refinancing, consolidation or renewals of any Guarantied Obligation, (iii) any change in the time, place or manner of payment of any of the Guarantied Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement or the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Guarantied Obligations, (iv) any default, failure or delay, willful or otherwise, in the performance of the Guarantied Obligations, (v) the addition, substitution or release of any entity or other Person primarily or secondarily liable for any Guarantied Obligation, (vi) the adequacy of any rights which the Administrative Agent or any Secured Creditor may have against any collateral security or other means of obtaining repayment of any of the Guarantied Obligations, (vii) the impairment of any collateral securing any of the Guarantied Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any
Exhibit E-2

Secured Creditor might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, or (viii) to the maximum extent permitted by applicable law, any other act or omission that may or might in any manner or to the extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the payment in full in cash of all the Guarantied Obligations). To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law, which would otherwise prevent the Administrative Agent or any Secured Creditor from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after the Administrative Agent’s or such Secured Creditor’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Secured Creditor.
     SECTION 5. Defenses of Borrowers Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of either of the Borrowers or the unenforceability of the Guarantied Obligations or any part thereof from any cause, or the cessation from any cause of the liability of either of the Borrowers, other than the final payment in full in cash of the Guarantied Obligations. The Administrative Agent and the Guarantied Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guarantied Obligations, make any other accommodation with the Borrowers or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guarantied Obligations have been fully and finally paid in cash. Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers or any other Guarantor or guarantor, as the case may be, or any security.
     SECTION 6. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Guarantied Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of either of the Borrowers or any other Loan Party to pay any Guarantied Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for the benefit of the Guarantied Parties in cash the amount of such unpaid Guarantied Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent, all rights of such Guarantor against the Borrowers arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in fall in cash of all the Guarantied Obligations. In addition, any indebtedness of either of the Borrowers now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guarantied Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of either of the Borrowers, such amount shall be held in trust for the benefit of the
Exhibit E-3

Administrative Agent and the Guarantied Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
     SECTION 7. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each of the Borrower’s financial conditions and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the Guarantied Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
     SECTION 8. Representations and Warranties. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Subsidiary of the Borrowers) contained in the Credit Agreement are true and correct all as if such representations and warranties are set forth herein in full.
     SECTION 9. Termination, (a) The guarantees made hereunder (i) shall automatically terminate when all the non-contingent Guarantied Obligations have been paid in full in cash and the Guarantied Parties have no further commitment to lend under the Credit Agreement, and (ii) shall continue to be effective or be reinstated, as the case may be, if and to the extent that (x) any payment, or any part thereof, of any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party or any Guarantor upon the bankruptcy or reorganization of either of the Borrowers, any Guarantor or otherwise and/or (y) any claim is made with respect to any Guarantied Obligations comprised of indemnification, expense reimbursement, tax gross-up or yield protection.
          (b) A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary.
          (c) In connection with the foregoing clauses (a) and (b), the Administrative Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request to evidence such termination or release.
     SECTION 10. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any of the parties hereto that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Guarantied Parties, and their respective successors and assigns, except that no Guarantor shall have the right to
Exhibit E-4

assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).
     SECTION 11. Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and powers of the Administrative Agent hereunder and of the Guarantied Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors (subject to the immediately following sentence) with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
     SECTION 12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 13. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at the address specified for the Borrowers as set forth in Section 10.1 of the Credit Agreement.
     SECTION 14. Survival of Agreement; Severability. (a) All covenants, agreements representations and warranties made by or on behalf of the Guarantors herein, in the Credit Agreement, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, the Credit Agreement or the other Loan Documents shall be considered to have been relied upon by the Administrative Agent and the Guarantied Parties and shall survive the making by the Lenders of the Loans regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement, the Credit Agreement or any other Loan Document is outstanding and unpaid and as long as the Revolving Commitments have not been terminated.
     (b) In the event one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity,
Exhibit E-5

legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 15. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 10), and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission or by email, in pdf format, shall be as effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 16. Rules of Interpretation. The rules of interpretation specified in Section 1.3 of the Credit Agreement shall be applicable to this Agreement.
     SECTION 17. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York and of any state court of the State of New York located in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Guarantied Party may otherwise have to bring any action or proceeding relating to this Agreement, the Credit Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.
     Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 18. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS.
Exhibit E-6

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
     SECTION 19. Additional Guarantors. Upon execution and delivery after the date hereof by the Administrative Agent and a Subsidiary of the Borrowers of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.
     SECTION 20. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guarantied Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guarantied Party to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Guarantied Party, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Each Guarantied Party agrees to promptly notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Guarantied Party; provided, that the failure to give notice shall not affect the validity of such set-off and application. The rights of each Guarantied Party under this Section 20 are in addition to other rights and remedies (including other rights of setoff) which such Guarantied Party may have.
     SECTION 21. It is the intent of each Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of any Requirement of Laws, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Requirements of Law under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied
Exhibit E-7

Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.
[Signature Page Follows]
Exhibit E-8

     IN WITNESS WHEREOF, the parties hereto have duly executed this Subsidiary Guaranty Agreement as of the day and year first above written.

GUARANTORS [NAMES OF LOAN PARTIES]
By:
Name:
Title:

ADMINISTRATIVE AGENT SUNTRUST BANK
By:
Name:
Title:

Exhibit E-9

ANNEX 1 TO THE
SUBSIDIARY GUARANTY AGREEMENT
     SUPPLEMENT NO. [     ] dated as of [          ] (this “Supplement”), to the Subsidiary Guaranty Agreement (the “Guaranty Agreement”) dated as of June 16, 2010 executed by each of the Subsidiaries a party thereto (each such Subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of Fortegra Financial Corporation, a Georgia corporation (“Fortegra”), and LOTS Intermediate Co., a Delaware corporation (together with Fortegra, each a “Borrower” and collectively the “Borrowers”).
     A. Reference is made to that certain Revolving Credit Agreement dated as of June 16, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent.
     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.
     C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and other financial accommodations to the Borrowers. Pursuant to Section 5.10 of the Credit Agreement, certain Subsidiaries are required to enter into or otherwise become a party to the Guaranty Agreement as a Guarantor. Section 19 of the Guaranty Agreement provides that such Subsidiaries of the Borrowers may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrowers (“New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.
     Accordingly, the Administrative Agent and the New Guarantor agree as follows:
     SECTION 1. In accordance with Section 19 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct all as if such representations and warranties were set forth herein in full on and as of the date hereof. Each reference to a Guarantor in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.
     SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, or similar laws affecting the enforcement of creditors’
Exhibit E-10

rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     SECTION 3. This Supplement may be executed in counterparts each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission or by email, in pdf format, shall be as effective as delivery of a manually signed counterpart of this Supplement.
     SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.
     SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Guaranty Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.
     SECTION 8. To the extent the following expenses are not paid by the Borrowers under the Credit Agreement, the New Guarantor agrees to reimburse the Administrative Agent for its fees and expenses in connection with this Supplement to the extent the Borrowers would be required to do so under Section 10.3 of the Credit Agreement, including the fees, disbursements and other charges of counsel for the Administrative Agent.
[Signature Page Follows]
Exhibit E-11

     IN WITNESS WHEREOF, the New Guarantor has duly executed this Supplement to the Subsidiary Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]
By:
Name:
Title:

Address:

Attention:

Telecopy Number:

SUNTRUST BANK, as Administrative Agent
By:
Name:
Title:

Exhibit E-12

EXHIBIT 2.3
FORM OF NOTICE OF REVOLVING BORROWING
[Date]
SunTrust Bank,
   as Administrative Agent
   for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
          Reference is made to the Revolving Credit Agreement dated as of June 16, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrowers, the lenders from time to time party thereto (the “Lenders”, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. This notice constitutes a “Notice of Revolving Borrowing”, and the Borrowers hereby request a Borrowing under the Credit Agreement, and in that connection the Borrowers specify the following information with respect to the Borrowing requested hereby:
(A)	Aggregate principal amount of Borrowing[1]: ____________________________

(B)	Date of Borrowing (which is a Business Day): _________________________

(C)	Interest rate basis[2]: ____________________

(D)	Interest Period[3]: _________________________

(E)	Location and number of Borrowers’ account to which proceeds of Borrowing are to be disbursed: ___________________
[Continued on Following Page]
Exhibit 2.3-1

          The Borrowers hereby represent and warrant that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.
[Signatures Begin on Next Page]
Exhibit 2.3-2

Very truly yours, FORTEGRA FINANCIAL CORPORATION
By:
Name:
Title:

LOTS INTERMEDIATE CO.
By:
Name:
Title:

[Notice of Revolving Borrowing Signature Page]

[1]	Borrowing may not be less than $1,000,000 and an integral multiple of $100,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for Eurodollar Borrowing, and not less than $1,000,000 and an integral multiple of $100,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for Base Rate Borrowing.

[2]	Specify whether Borrowing is a Eurodollar Borrowing or a Base Rate Borrowing.

[3]	Only applicable to Eurodollar Borrowing; must comply with the definition of “Interest Period” and end not later than the Maturity Date.
Exhibit 2.3-1

EXHIBIT 2.5
FORM OF NOTICE OF CONVERSION/CONTINUATION
[Date]
SunTrust Bank,
   as Administrative Agent
   for the Lenders referred to below
303 Peachtree Street, N.E.
Atlanta, GA 30308
Ladies and Gentlemen:
     Reference is made to the Revolving Credit Agreement dated as of June 16, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrowers, the lenders named therein (the “Lenders”), and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. This notice constitutes a Notice of Conversion/Continuation and the Borrowers hereby request the continuation or conversion of a Borrowing (or one or more portions thereof) under the Credit Agreement, and in that connection the Borrowers specify the following information with respect to the Borrowing (or applicable portions thereof) to be converted or continued as requested hereby:
(A)	Borrowing to which this request applies: __________________________

(B)	Principal amount of Borrowing to be continued/converted: ___________________[1]

(C)	Effective date of election (which is a Business Day): ___________________

(D)	Interest rate basis: __________________[2]

(E)	Interest Period: _______________________[3]
[Signatures Begin on Next Page]

[1]	If different options are elected with respect to different portions of a Borrowing, indicate portions thereof that will be allocated in accordance with each option.

[2]	For each portion of a Borrowing listed in (B) above, indicate whether such portion will be (i) converted from a Base Rate Borrowing to a Eurodollar Borrowing, (ii) converted from a Eurodollar Borrowing to a Base Rate Borrowing or (iii) continued as a Eurodollar Borrowing.

[3]	If any portion of a Borrowing listed in (B) above will be a Eurodollar Borrowing, specify for each such portion the Interest Period applicable thereto (such period specified must be contemplated by the definition of “Interest Period”).
Exhibit 2.5-1

Very truly yours, FORTEGRA FINANCIAL CORPORATION
By:
Name:
Title:

LOTS INTERMEDIATE CO.
By:
Name:
Title:

[Notice of Conversion/Continuation Signature Page]
Exhibit 2.5-1

EXHIBIT 3.1(b)(vi)
FORM OF SECRETARY’S CERTIFICATE OF
[LOAN PARTY]
_________, 2010
     Reference is made to the Revolving Credit Agreement dated as of June 16, 2010 (the “Credit Agreement”) among Fortegra Financial Corporation (“Fortegra”), LOTS Intermediate Co. (“LOTS”, together with Fortegra, each a “Borrower” and collectively the “Borrowers”) the lenders named therein, and SunTrust Bank, as Administrative Agent. Capitalized terms defined in the Credit Agreement and not defined herein are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(vi) of the Credit Agreement.
I, ________________, [Assistant] Secretary of [Loan Party] (the “Company”), do hereby certify in my capacity as such and not in my individual capacity that:
     a) annexed hereto as Exhibit A is a true and correct certified copy of the [articles/certificate] of incorporation of the Company as in effect on the date hereof;
     b) no proceedings have been instituted or are pending or contemplated with respect to the dissolution, liquidation or sale of all or substantially all the assets of the Company or threatening its existence or the forfeiture or any of its corporate rights;
     c) annexed hereto as Exhibit B is a true and correct copy of the bylaws of the Company as in effect on the date hereof;
     d) annexed hereto as Exhibit C is a true and correct copy of resolutions authorizing the execution, delivery and performance of the Loan Documents to which the Company is a party, duly adopted by the board of directors of the Company (the “Board”) pursuant to a unanimous written consent duly executed by all of the members of the Board on _____________ _____, 2010, and these resolutions have not been revoked, amended, supplemented, rescinded, modified or contradicted by subsequent resolutions and are in full force and effect on the date hereof; and
     e) each of the persons named on Exhibit D annexed hereto is a duly elected and qualified officer of the Company holding the respective office set forth opposite his or her name and the signature set forth opposite of each such person is his or her genuine signature.
Exhibit 3.l(b)(vi)-1

[Signatures Begin on Next Page]
     IN WITNESS WHEREOF, I have hereunto signed my name as [Assistant] Secretary of the Company and not in an individual capacity as of the date first written above.

[LOAN PARTY]

Name:
[Assistant] Secretary

I,__________, [Title] of the Company, do hereby certify in my capacity as such and not in my individual capacity that _________ has been duly elected, is duly qualified and is the [Assistant] Secretary of the Company as of the date first written above and that the signature set forth above is his/her genuine signature.

[LOAN PARTY]

Name:
Title:

Exhibit 3.1(b)(iv)-2

Exhibit A
[Articles/Certificate] of Incorporation
Exhibit 3.1(b)(vi)-1

Exhibit B
Bylaws
Exhibit 3.l (b)(vi)-1

Exhibit C
Resolutions
Exhibit 3.l (b)(vi)-l

Exhibit D
Incumbency

Name	Title	Specimen Signature

[Include all officers who are signing the Credit Agreement or any other Loan Documents.]
Exhibit 3.l (b)(vi)-1

EXHIBIT 3.1(b)(ix)
FORM OF OFFICER’S CERTIFICATE
     Reference is made to the Revolving Credit Agreement dated as of June 16,2010 (the “Credit Agreement”) among Fortegra Financial Corporation, a Georgia corporation (“Fortegra”), LOTS Intermediate Co., a Delaware corporation (together with Fortegra, each a “Borrower” and collectively the “Borrowers”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(ix) of the Credit Agreement.
I, _________, a Responsible Officer of the Borrowers, acting in my capacity as such and not in my individual capacity, do hereby certify that after giving effect to the funding of any initial Loan:
(a)	the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct without qualification) on and as of the date hereof;

(b)	no Default or Event of Default has occurred and is continuing as of the date hereof;

(c)	as of the date hereof, since the date of the financial statements of the Borrowers described in Section 4.4 of the Credit Agreement, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(d)	attached hereto as Exhibit A is a true, correct and fully-executed or conformed copy of the Subordinated Debenture Purchase Agreement, as amended by the Amendment to Subordinated Debenture Purchase Agreement and Amendment to Debentures, dated as of the date hereof, by and among LOTS and the purchasers party thereto;

(e)	attached hereto as Exhibit B are true, correct and fully-executed or conformed copies of the documents governing the terms of the Fortegra Preferred Stock;

(f)	attached hereto as Exhibit C is a true, correct and fully-executed or conformed copy of the Indenture dated the date hereof between LOTS, as issuer, and Wilmington Trust Company, as trustee; and

(g)	attached hereto as Exhibit D are the true, correct and fully-executed or conformed copies of the Material Agreements listed on Schedule 4.22 to the Credit Agreement.
Exhibit 3.l(b)(ix) - 1

(h)	attached hereto as Exhibit E are the true, correct and fully-executed or conformed copies of the agreements, documents and instruments relating to the financing of the Unrestricted Subsidiary; and

(i)	The documents attached hereto as Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E are delivered pursuant to Section 3.1(b)(xiii) of the Credit Agreement, and as of the date hereof there are no other documents required to be delivered pursuant to Section 3.1(b)(xiii) of the Credit Agreement besides those documents attached hereto as Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E.
[Signatures Begin on Next Page]
Exhibit 3.1(b)(iv) - 2

     IN WITNESS WHEREOF, I have signed my name hereunto this Officer’s Certificate as a Responsible Officer of the Borrowers and not in an individual capacity as of the date first written above.

FORTEGRA FINANCIAL CORPORATION
By:
Name:
Title:

LOTS INTERMEDIATE CO.
By:
Name:
Title:

Exhibit 3.l (b)(ix) - l

Exhibit A
Exhibit 3.l (b)(ix) - 1

Exhibit B
Exhibit 3.1 (b)(ix) - 1

Exhibit C
Exhibit 3.l (b)(ix) - l

Exhibit D
Exhibit 3.l (b)(ix) - 1

Exhibit E
Exhibit 3.1(b)(ix) - l

EXHIBIT 5.1(f)
FORM OF COMPLIANCE CERTIFICATE
To:	SunTrust Bank, as Administrative Agent 303 Peachtree St., N.E. Atlanta, GA 30308
Ladies and Gentlemen:
     Reference is made to that certain Revolving Credit Agreement dated as of June 16, 2010 (as amended, restated, amended and restated, supplemented and otherwise modified and in effect on the date hereof, the “Credit Agreement”), among Fortegra Financial Corporation (“Fortegra”), LOTS Intermediate Co. (together with Fortegra, each a “Borrower” and collectively the “Borrowers”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     I, _____________, being a duly elected and qualified Responsible Officer of the Borrowers, and acting in my capacity as such and not in my individual capacity, hereby certify to the Administrative Agent and each Lender as follows as of the date hereof:
     1. The consolidated financial statements of the Borrowers and their Subsidiaries attached hereto for the fiscal [quarter][year] ended ________________ (the “Test Period”) and the related statements of income and cash flows of the Borrowers and their Subsidiaries for such Test Period, fairly present, in all material respects, the financial condition of the Borrowers and their Subsidiaries as at the end of such Test Period in accordance with GAAP consistently applied (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).
     2. The calculations set forth in Attachment 1 are computations of the Total Leverage Ratio, the Senior Leverage Ratio, the Fixed Charge Coverage Ratio and the Reinsurance Ratio calculated for the Test Period from the financial statements referenced in clause 1 above in accordance with the terms of the Credit Agreement.
     3. I have no knowledge of the existence of any condition or event which constitutes a Default or an Event of Default at the end of the Test Period [if such is not the case, specify such Default or Event of Default and its nature in reasonable detail, when it occurred and whether it is continuing and the steps being taken (or proposed to be taken) by the Borrowers with respect to such event, condition or failure].
     4. [Set forth in Attachment 2 is a summary of changes in GAAP or in the application thereof since the date of the latest delivery of the Borrowers’ audited financial
Exhibit 5.1(f) - 2

statements under Section 5.1 (a) of the Credit Agreement and the effect of such change on the financial statements referred to in clause (1) hereof for the Test Period.]7

[7]	Clause 4 may be omitted to the extent that any change in GAAP or in the application thereof does not affect or apply to the Borrowers or their Subsidiaries, including the presentation by the Borrowers of their financial statements.

     IN WITNESS WHEREOF, I have signed my name hereunto this Compliance Certificate as a Responsible Officer of the Borrowers and not in an individual capacity as of the date first written above.

FORTEGRA FINANCIAL CORPORATION
By:
Name:
Title:

LOTS INTERMEDIATE CO.
By:
Name:
Title:

Attachment I to Compliance Certificate
Exhibit 5.1(f)-5

Attachment II to Compliance Certificate
Exhibit 5.1(f)-6